Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
Dated as of January 16, 2004
among

PARENT:
SPI PETROLEUM LLC

MERGER SUB:
SIMONS ACQUISITION CO., INC.
COMPANY:
SIMONS PETROLEUM, INC.
AND

THE PRINCIPAL SHAREHOLDER:
SIMONS TEXAS LIMITED PARTNERSHIP

i

Page
12.11 Burden and Benefit	61
12.12 Consent to Jurisdiction	61
12.13 Attorneys’ Fees	61
12.14 Representation by Counsel	61
12.15 No Interpretation Against Drafter	62
12.16 Construction	62
12.17 Further Assurances	62

Exhibit A	Amended and Restated Articles of Incorporation of the Company
Exhibit B	Amended and Restated Bylaws of the Company
Exhibit C	Written Consent of Sole Stockholder of Merger Sub
Exhibit D	Promissory Notes
Exhibit E	Form of Parent Operating Agreement
Exhibit F	Letters of Transmittal
Exhibit G	Escrow Agreement
Exhibit H	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin
Exhibit I	Opinion of McAfee & Taft
Exhibit J	Employment Agreement for Roger Simons
Exhibit K	Affiliate Leases
Exhibit L	Description of Other Real Property Assets and Texarkana Truck Stop
Exhibit M	Security Agreement
Exhibit N	Shareholder Release

v

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER dated as of January 16, 2004 (this “Agreement”), is by and among SPI Petroleum LLC, a Delaware limited liability company (the “Parent”), Simons Acquisition Co., Inc. a Texas corporation (“Merger Sub”), Simons Petroleum, Inc., a Texas corporation (the “Company”), and Simons Texas Limited Partnership, a Texas limited partnership and holder of a majority of the outstanding capital stock of the Company (“Principal Shareholder”).
     WHEREAS, the Board of Managers of the Parent and the respective Boards of Directors of Merger Sub and the Company have each approved the merger of the Merger Sub with and into the Company (the “Merger”) pursuant to this Agreement and the applicable statutes of the State of Texas, and pursuant to the Merger (i) each issued and outstanding share of Common Stock, $2.50 par value per share, of the Company (“Company Common Stock”) owned by the Principal Shareholder will be converted into the right to receive certain cash consideration, promissory notes and the Parent’s Senior Preferred Units (“Parent Preferred Interests”), and (ii) each issued and outstanding share of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, (the “Company Preferred Stock”) owned by TA will be converted into the right to receive certain cash consideration and (iii) all outstanding options to purchase shares of the Company Common Stock to the extent vested (the “Company Stock Options”) will be exercised and converted into the right to receive certain cash consideration, all as provided herein;
     WHEREAS, the Merger has been approved, as required by applicable law, by the Parent, acting as sole shareholder of Merger Sub, and a special meeting of the shareholders of the Company will be promptly called for such purpose;
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Defined Terms. As used herein capitalized terms below shall have the meanings set forth on Appendix A. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
     1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
1.3 Other Definitional Provisions.
     (a) Unless the context otherwise clearly requires, the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
     (c) The terms “dollars” and “$” shall mean United States dollars.

     (d) Unless otherwise specified herein, any reference herein to any “Article,” “Section,” “Annex,” “Exhibit” or “Schedule” refers to an Article or Section of, or an Annex, Exhibit or Schedule attached to, this Agreement, as the case may be.
ARTICLE II.
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the Texas Business Corporation Act (the “TBCA”), upon the Effective Time, (as defined in Section 2.2), the Merger Sub shall be merged with and into the Company. The Company, as the surviving entity following the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”
     2.2 Effective Time of the Merger. In accordance with the requirements of applicable law, appropriate Articles of Merger under the TBCA shall be prepared, executed and submitted for filing with the Secretary of State of the State of Texas as soon as practicable following the Closing (as defined below), but in any event as of the Closing Date. The effective date of the Merger as reflected on the certificate of merger issued by the Secretary of State of Texas under the TBCA is referred to in this Agreement as the “Effective Time.”
     2.3 Effects of the Merger.
     (a) At the Effective Time. At the Effective Time, (i) the Merger Sub shall merge with and into the Company and as a result thereof, the separate existence of the Merger Sub shall cease, (ii) the Amended and Restated Articles of Incorporation of the Company in the form of Exhibit A attached hereto shall be the Articles of Incorporation of the Surviving Corporation and (iii) the Amended and Restated Bylaws of the Company in the form of Exhibit B attached hereto shall be the Bylaws of the Surviving Corporation.
     (b) Effects on the Surviving Corporation. As of and after the Effective Time, the Surviving Corporation shall possess all the rights and privileges previously belonging to the Company and Merger Sub and shall be responsible and liable for all the liabilities and obligations of the Company and Merger Sub, all in accordance with Article 5.01, et seq., of the TBCA and the terms of this Agreement.
     2.4 Shareholders Meeting; Written Consents and Other Actions.
     (a) Special Meeting of the Shareholders; Other Matters. As soon as practicable following the execution hereof, the Company shall duly and properly call a special meeting of shareholders for the purpose of approving the Merger and the other transactions contemplated hereby (the “Special Shareholders Meeting”). The Special Shareholders Meeting shall be held not later than January 26, 2004.
     (b) Conversion of Company Preferred Stock. Pursuant to the terms and provisions of the Company’s articles of incorporation in effect as of the date hereof, the Merger constitutes a “Qualified Liquidity Event” (as such term is defined in such articles of incorporation). At the Effective Time, the outstanding shares of the Company Preferred Stock shall automatically (without any affirmative action on the part of TA) convert into the right to receive the Merger Consideration pursuant to Section 2.5(c) below.
     (c) Conversion of Company Stock Options. The Company shall cause each of the Company Stock Options (whether vested or unvested) outstanding immediately prior to the Effective Time to be deemed exercised as to all vested options and cancelled as to any unvested options prior to or as of the

Effective Time in a manner entitling each holder of the Company Stock Options to receive (as Merger Consideration hereunder) the amount set forth for each such holder in Schedule 2.5(c). Immediately prior to the Effective Time, the Company shall obtain any consents or agreements necessary to give effect to the transactions discussed in the foregoing sentence, including a release by each holder of Company Stock Options (including a release of any and all claims against or affecting the Company in respect of such Company Stock Options, other than the right to receive Merger Consideration in accordance with Section 2.5(c)) below, in form reasonably satisfactory to the Parent.
     (d) Written Consent of the Sole Shareholder of Merger Sub. Contemporaneously with the execution hereof, the Parent is executing and delivering to Merger Sub a written consent of the sole shareholder of Merger Sub, in the form of Exhibit C attached hereto, pursuant to the applicable provisions of the TBCA, adopting this Agreement.
     (e) All Other Necessary Actions. In addition to the actions set forth in Sections 2.4(a), 2.4(b) and 2.4(c), the Parent, Merger Sub and the Company will, without limiting their respective obligations under Section 7.8 hereof, take all actions necessary in accordance with the TBCA and their respective Organizational Documents to cause the Merger to be consummated on, and subject to, the terms set forth in this Agreement and the TBCA.
     2.5 Conversion of Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of the Company Common Stock or Company Preferred Stock or any holder of shares of the capital stock of the Merger Sub:
     (a) Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 1,000 validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, such stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.
     (b) Cancellation of the Company Treasury Stock. All shares of Company Common Stock that are owned by the Company or any of its subsidiaries as treasury stock shall be canceled and retired and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.
     (c) Merger Consideration. Upon the terms and subject to the conditions set forth herein, the issued and outstanding shares of Company Common Stock (including shares issued or issuable upon conversion of the Company Preferred Stock and shares issued or issuable upon conversion of the Company Stock Options) in the proportions set forth in Schedule 2.5(c) shall be cancelled by virtue of the Merger and without any action on the part of the holders thereof, be converted automatically into the right to receive, subject to adjustment as set forth in Sections 2.7 and 3.2 hereof, the holdback provided in Section 3.4 hereof, and the escrow provided in Section 2.9 hereof, (a) an aggregate of Thirty-Eight Million Seven Hundred Eight Thousand Three Hundred Forty-One ($38,708,341) plus or minus the Cash Adjustment Amount (determined pursuant to Section 2.7 below and as adjusted pursuant to Section 3.2 below) (such payment being the “Cash Consideration”), and (b) one or more promissory notes payable in the aggregate principal amount of $6,770,000 in the form of Exhibit D (the “Promissory Notes”) and (c) an aggregate of 30,000 units of the Parent Preferred Interests having the rights, benefits and obligations set forth for the Parent Preferred Interests in the Parent Operating Agreement in the form of Exhibit E attached hereto and (d) the distribution of the Other Real Property Assets pursuant to Section 4.3(d) and (e) the distribution of the net proceeds from the sale of the Texarkana Truck Stop pursuant to Section 3.5; provided, however, that TA and the holders of the Company Stock Options, in lieu of receiving their pro rata share of the Cash Consideration, the Promissory Note and Parent Preferred Interests, Other Real Property Assets and the Texarkana Truck Stop Distribution, shall receive Cash Consideration in the amounts calculated in accordance with Schedule 2.5(c), subject to the holdback provided in Section 3.4, the escrow provided in Section 2.9 and the adjustments set forth Section 3.2. Each share of Company Common Stock (including shares issued or issuable following the conversion of the Company Preferred Stock and the exercise and conversion of the Company Stock Options) so converted into the right to receive Cash Consideration, Promissory Notes and Parent Preferred Interests and Other Real Property Assets and the Texarkana Truck Stop Distribution (each, a “Converted Share”) shall, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time no longer be outstanding and shall at such time be canceled and retired and shall cease at such time to exist, and each holder of a certificate which prior to the Effective Time validly evidenced any such Converted Share (a “Stock Certificate”) shall thereafter cease to have any rights with respect to such Converted Share, except, upon the surrender of the Stock Certificate and a duly executed and completed letter of transmittal in accordance with Section 2.6(a), the right to receive such Cash Consideration, Promissory Note and Parent Preferred Interests and Other Real Property Assets and the Texarkana Truck Stop Distribution at the times and in the manner and amounts set forth herein. The Cash Consideration, the Promissory Note and the Parent Preferred Interests and Other Real Property Assets and the Texarkana Truck Stop Distribution, subject to the holdback provided in Section 3.4, the escrow provided in Section 2.9 and the adjustments set forth in Sections 2.7 and 3.2, are referred to herein collectively as the “Merger Consideration.” On the Closing Date, subject to the holdback provided in Section 3.4, and the escrow provided in Section 2.9, the Parent shall deliver (i) the Cash Consideration (estimated according to Section 2.8) to the Shareholders (in the proportions set forth in Schedule 2.5(c)) in cash by wire transfer of immediately available funds to the bank accounts designated by each of the Shareholders in a writing delivered to the Parent not less than three (3) business days prior to the Closing (ii) the Promissory Notes to the Principal Shareholder, and (iii) the Parent Preferred Interests to the Principal Shareholder. Except as provided above, the Merger Consideration shall be allocated among the Shareholders as set forth in Schedule 2.5(c) attached hereto.
     2.6 Exchange of and Payment for Stock.
     (a) Delivery of Company Common Stock and Closing Merger Consideration. Prior to the Closing, the Parent will deliver to the Shareholders a letter of transmittal, in substantially the form attached hereto as Exhibit F, to be used for the purpose of surrendering the Stock Certificates to the Parent in exchange for the right to receive the Merger Consideration in exchange for the Converted Shares evidenced by such Stock Certificates. All of the Company Common Stock and Company Preferred Stock held by the Shareholders will be surrendered by the Shareholders to the Parent together with properly completed and executed letters of transmittal (with such signature notarized by a notary public or similar official reasonably satisfactory to the Parent), and the Parent shall cause to be delivered to the Shareholders at the Closing the Merger Consideration (estimated pursuant to Section 2.8 below) applicable to the Converted Shares evidenced by the Stock Certificates properly surrendered (with properly executed and completed letters of transmittal) by the Shareholders to the Parent.
     (b) Assignments. The assignment, transfer or other disposition of record or beneficial ownership of any shares of Company Common Stock or Company Preferred Stock by the Principal Shareholder may not be made on or after the date hereof; provided, however, that such transfer restrictions shall not apply to any transfer of Company Common Stock by the Principal Shareholder to Roger Simons or to members of his immediate family for bona fide estate planning purposes, provided that (i) the Principal Shareholder shall inform the Parent of such transfer prior to effecting it and (ii) the transferee shall furnish the Parent with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferred Company Common Stock shall remain “Company Common Stock” hereunder, and such transferee shall be treated as “Principal Shareholder” for purposes of this Agreement.
     (c) Payment in Full Satisfaction of All Rights. The delivery of the Merger Consideration (estimated pursuant to Section 2.8 below) to the Shareholders at the Closing with respect to their

Converted Shares shall be deemed to be payment in full satisfaction of all rights pertaining to the outstanding Converted Shares except for the right to receive additional Merger Consideration pursuant to Sections 3.2, 3.4 and 3.5.
     2.7 Cash Consideration Adjustments.
     (a) Subject to the provisions of Section 3.4, the amount of Cash Consideration comprising the Merger Consideration shall be equal to the sum of (i) either (A) $38,708,341, plus the amount of any positive Cash Adjustment Amount determined pursuant to this Section 2.7, or (B) $38,708,341, minus the amount of any negative Cash Adjustment Amount determined pursuant to this Section 2.7, and (ii) if the Closing Date is not the last day of a calendar month, either (A) increased, dollar for dollar, by the amount of the Company’s Partial-Month Net Income, if any or (B) decreased, dollar for dollar by the amount of the Company’s Partial-Month Net Loss, if any. For purposes of this Section 2.7, the “Cash Adjustment Amount” (and whether it is positive or negative) shall be determined as follows:
     (i) If the Net Liquidity Adjustment (defined below) is positive and the Net Equity Adjustment (defined below) is negative, or vice-versa, then the Cash Adjustment Amount shall be the net amount of the two adjustments.
     (ii) If both the Net Liquidity Adjustment and the Net Equity Adjustment are positive, then the Cash Adjustment Amount will be a positive adjustment equal to the Net Equity Adjustment.
     (iii) If both the Net Liquidity Adjustment and the Net Equity Adjustment are negative, then the Cash Adjustment Amount will be a negative adjustment equal to the larger of the two adjustments.
     (b) Subject to the provisions of Section 3.1(c), for purposes of determining the Cash Adjustment Amount and any Partial-Month Net Income or Partial Month Net Loss:
     (i) The term “Net Liquidity Adjustment” shall mean the result obtained by subtracting (i) the Net Liquidity Balance of the Company as shown on the Balance Sheet ($9,991,049) from (ii) the sum of (A) the Net Liquidity Balance of the Company shown on the Closing Balance Sheet (defined below) plus (B) all capital expenditures since the date of the Balance Sheet. For purposes of calculating the Net Liquidity Adjustment: (1) the term “Net Liquidity Balance” means the amount by which the Company’s Included Current Assets exceed the sum of the Company’s Included Current Liabilities; (2) the term “Included Current Assets” means all current assets as defined by GAAP, less assets held for sale and derivative contract fair value to the extent included in current assets; and (3) the term “Included Current Liabilities” means all current liabilities as defined by GAAP, less derivative contract fair value to the extent included in current liabilities, plus non-current portion of long-term debt.
     (ii) The term “Net Equity Adjustment” is the result obtained by subtracting the (i) amount of total shareholders equity of the Company as shown on the Balance Sheet ($19,546,954) from (ii) the amount of total shareholders equity of the Company on the Closing Balance Sheet; .
     (iii) The term “Partial-Month Net Income” means the Company’s net income, if any, for the calendar month in which the Closing occurs, determined in accordance with GAAP consistent with past practices, multiplied by a fraction the numerator of which is the number of days elapsed from the first day of the calendar month in which the Closing until and including the

Closing Date, and the denominator of which is the total number of days in the calendar month in which the Closing occurs.
     (iv) The term “Partial-Month Net Loss” means the Company’s net loss, if any, for the calendar month in which the Closing occurs, determined in accordance with GAAP consistent with past practices, multiplied by a fraction the numerator of which is the number of days elapsed from the first day of the calendar month in which the Closing occurs until and including the Closing Date, and the denominator of which is the total number of days in the calendar month in which the Closing occurs.
     (v) Notwithstanding the requirements of GAAP or any other accounting principles or practices, for purposes of calculating any of the amounts in this Section 2.7(b) in determining any portion of the Merger Consideration, the following principles shall be applied:
     (1) Any write-down or other adjustment in the book value and any adjustment, expense or entry related to the Other Real Property Assets and the Texarkana Truck Stop, will not change the Merger Consideration;
     (2) Derivative assets and liabilities, including related unrealized gains and losses, recorded as a result of the application of SFAS 133, will not change the Merger Consideration, provided, however that the related derivative positions generating the gains or losses are incurred in the ordinary course of business and are either (i) intended as economic hedges related to physical inventories or (ii) in place as a hedge related to a present or future customer commitment, ignoring immaterial over/under hedged positions in the normal course of business determined consistent with schedule 2.7 and gains/losses on similar hedges as of Closing to be similarly treated;
     (3) The Company Stock Options will be deemed to have been exercised and the resulting stock issued and the payments or accruals of any bonuses pursuant to Section 4.4 will also be deemed to have occurred as of the date of the Closing Balance Sheet and all such transactions and related effects shall be reflected in the Closing Balance Sheet; provided that nothing in this paragraph shall affect the treatment of the September Open Calls pursuant to Section 7.15;
     (c) The Net Equity Adjustment shall be reduced by the $39,000 after-tax cost of expenses related to the Company Stock Options recorded in the June 30, 2002 financial statements.
     2.8 Determination of Consideration Payable at Closing. Not less than five Business Days prior to the scheduled Closing Date, the Company shall make available for review by the Parent financial statements of the Company as of and through the most recently completed month end which are available. Not less than three (3) days before the Closing Date, the Company shall furnish the Shareholders and the Parent a good faith estimate (the “Closing Estimate”) of the Merger Consideration including an estimate of the Cash Consideration taking into account the holdback provided in Section 3.4 below and an estimate of any Partial-Month Net Income or Partial Month Net Loss (the “Closing Cash Consideration”). The Principal Shareholder and the Parent shall review the Closing Estimate and confer regarding the amount thereof prior to the Closing Date. Subject only to the adjustment provided in Section 3.2 and the holdback provided in Section 3.4, the Closing Cash Consideration set forth in the Closing Estimate shall be final and conclusive and binding for purposes of this Agreement.
     2.9 Escrow. An amount equal to ten percent (10%) of the Merger Consideration payable to the Shareholders (after deducting the holdback as provided in and subject to Section 3.4) as adjusted pursuant to Section 3.2, (the “Escrow Consideration”) shall be paid into an escrow account with UMB Bank, N.A. or such other Person mutually agreeable to the parties (“Escrow Agent”) to be held for a period of (18) months following the Closing Date (the “Escrow Term”) pursuant to an escrow agreement in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”). Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, if on the expiration of the Escrow Term, any claims for indemnification for Damages remain unresolved, the Parent or the Company may retain in escrow an amount of Escrow Consideration (including cash) hereunder with an aggregate value equal to or less than the amount of such unresolved Claims for indemnification for Damages for so long as such claims remain unresolved. For purposes of this Section 2.9, the value of Escrow Consideration consisting of Promissory Notes minus the amount thereof which is subject to the Holdback Note Offset described in Section 3.4(a) shall be the principal balance thereof and the value of the Parent Preferred Interests shall be $3,000,000.
ARTICLE III.
POST-CLOSING MATTERS
3.1 Closing Balance Sheet.
     (a) Within sixty (60) days after the Closing Date, the Parent shall cause the Company to prepare and deliver to Roger N. Simons (the “Shareholders’ Representative”) an unaudited balance sheet (the “Closing Balance Sheet”) of the Company as of the close of business (i) if the Closing is as of the last day of a calendar month, on the Closing Date, or (ii) if the Closing is as of a date other than the last day of a calendar month, on the last day of the calendar month immediately preceding the Closing Date (the “Closing Balance Sheet Date”), and, if the Closing Date falls on a day that is not the last day of a calendar month, an unaudited statement of income (the “Closing Income Statement”) of the Company for the calendar month in which the Closing occurred. The Shareholders’ Representative and a single firm of independent public accountants designated by the Shareholders’ Representative (the “Shareholders’ Accountants”) will be entitled to reasonable access during normal business hours to the relevant records and working papers of the Company to aid in their review of the Closing Balance Sheet. The Shareholders will be solely responsible for all costs of the Shareholders’ Accountants. The Closing Balance Sheet and the Closing Income Statement shall be deemed to be accepted by and shall be conclusive for the purposes of the adjustment described in Section 3.2 hereof with respect to the Company except to the extent, if any, that the Shareholders’ Representative shall have delivered, within thirty (30) days after the date on which the Closing Balance Sheet and the Closing Income Statement are delivered to the Shareholders’ Representative, a written notice from the Shareholders’ Representative to the Parent stating each and every item to which the Shareholders’ Representative takes exception as not being in accordance with GAAP (as applied by the terms of this Agreement) or otherwise being incorrect, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be deemed accepted). If a change proposed by the Shareholders’ Representative is disputed by the Parent, then the Parent and the Shareholders’ Representative shall negotiate in good faith to resolve such dispute. If, after a period of ten (10) days following the date on which the Shareholders’ Representative gives the Parent notice of any such proposed change, any such proposed change still remains disputed, then Price Waterhouse Coopers L.L.P., or such other independent public accountants mutually agreed upon (the “Accounting Firm”), shall resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Shareholders’ Representative and Shareholders’ Accountant and the Parent and its accounting firm, and not by independent review, only those issues still in dispute. The Accounting Firm shall assign this engagement to senior level accountants generally familiar with the type of business conducted by the Company and deliver to the Shareholders’ Representative and the Parent, as promptly as practicable, a report setting forth its findings. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 3.1(a). All of the fees and expenses of the Accounting Firm shall be allocated between the Parent, on the one hand, and the Shareholders, on the other hand, by the Accounting Firm based upon the percentage which the portion of the contested amount resolved in favor of the Parent or the Shareholders, as the case may be, bears to the amount actually disputed by such parties. For example, if the Shareholders’ Representative contests $1,000 of the Cash Adjustment Amount determined from the Closing Balance Sheet, and if the Accounting Firm ultimately resolves the dispute in favor of the Shareholders by $600 of the $1,000 amount in dispute, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 600/1,000) to the Parent and 40% (i.e., 400/1,000) to the Shareholders.
     (b) The term “Closing Balance Sheet Delivery Date” shall mean, with respect to the Company, the date on which the Closing Balance Sheet and the Closing Income Statement are delivered to Shareholders’ Representative pursuant to Section 3.1(a); provided, however, that if a dispute is raised and any change to the Closing Balance Sheet or the Closing Income Statement is agreed to by the Parent and the Shareholders’ Representative in accordance with Section 3.1(a), then the date on which the Parent and the Shareholders’ Representative agree in writing to such change shall be the Closing Balance Sheet Delivery Date; and provided, further, that if any dispute with respect to the Closing Balance Sheet or the Closing Income Statement is raised and is resolved in accordance with the dispute resolution mechanism set forth in Section 3.1(a), then the date on which the Accounting Firm delivers its decision with respect to such dispute shall be the Closing Balance Sheet Delivery Date.
     (c) For purposes of preparing the Closing Balance Sheet and the Closing Income Statement and determining any portion of the Merger Consideration, the principles set forth in Section 2.7(b)(v) shall also be applied.
     3.2 Post-Closing Adjustments to Merger Consideration.
     (a) Based on the Closing Balance Sheet and the Closing Income Statement, if applicable, on the Closing Balance Sheet Delivery Date, the Company shall finally determine the Cash Consideration comprising the Merger Consideration in accordance with Section 2.7 subject to the holdback described in Section 3.4.
     (b) On the Closing Balance Sheet Delivery Date, the Cash Consideration comprising the Merger Consideration shall be:
          (i) increased by the amount, if any, that the Cash Consideration finally determined in accordance with Section 2.7 exceeds the Closing Cash Consideration; and
          (ii) decreased by the amount, if any, that the Closing Cash Consideration exceeds the Cash Consideration finally determined in accordance with Section 2.7.
     (c) Subject to the holdback described in Section 3.4, in the event that there is an increase in the Cash Consideration from the Closing Cash Consideration, the Parent shall pay to the Shareholders, in the proportions set forth in Schedule 2.5(c), as an adjustment to the Merger Consideration, an amount equal to such increase. Any payments required to be made by the Parent pursuant to this Section 3.2 shall be made within five (5) business days of the Closing Balance Sheet Delivery Date by wire transfer of immediately available funds to the accounts previously designated by the Shareholders’ Representative.
     (d) In the event there is a decrease in the Cash Consideration from the Closing Cash Consideration, the Shareholders shall be liable to the Parent for such decrease in the Cash Consideration. Any payments required to be made by the Principal Shareholder pursuant to this Section 3.2 shall be made within five (5) business days of the Closing Balance Sheet Delivery Date by wire transfer of immediately available funds to an account designated by the Parent.
     3.3 Interest. All payments required to be made pursuant to Section 3.2 shall be paid with interest thereon at a rate equal to seven percent (7.0%) per annum which interest shall accrue, in either such case, from the Closing Date to the date of payment.
     3.4 SPI Holdback.
     (a) General. An aggregate of $4,400,000 (the “SPI Holdback”) of the Merger Consideration shall be withheld from the Merger Consideration payable to the Shareholders and released in accordance with this Section 3.4. Specifically, the Cash Consideration otherwise payable to the Shareholders at Closing will be reduced by $3,300,000 and $1,100,000 of principal of the Promissory Notes shall be subject to a specific right of offset (the “Holdback Note Offset”) entitling the Parent to deduct up to $1,100,000 from the principal balance of the Promissory Notes in the event a Pathway Shortfall requires recourse against the Promissory Notes pursuant thereto and this Section 3.4.
     (b) Holdback Statement. In the event any of the SPI Holdback has not otherwise been released pursuant to this Section 3.4, as promptly as practicable after June 30, 2005, and in no event later than September 1, 2005, the Parent shall cause to be prepared and delivered to the Principal Shareholder a holdback statement (the “Holdback Statement”) based on the consolidated financial statements of the Company (for periods prior to and through Closing) and Parent (for periods subsequent to Closing) prepared in accordance with GAAP, and showing a calculation of the amount of the Company’s EBITDA (defined below) during the Holdback Measurement Period (defined below), and if such EBITDA is less than $18,900,000, a calculation of the Pathway Contribution Amount (defined below), the Pathway Shortfall (defined below), if any, and the Adjusted SPI Holdback (defined below), if any; provided, however, that the Pathway Contribution Amount will be calculated in a manner consistent with the results of the calculation of the Pathway Contribution Amount for the Baseline Period as set forth in Schedule 3.4(b) attached hereto. The Holdback Statement shall also show the amount of additional Parent Preferred Interests, if any, that will be issued to the holders of the Promissory Notes pursuant to Section 3.4(g) below. The Holdback Statement shall be deemed to be accepted by and shall be conclusive for the purposes of the SPI Holdback except to the extent, if any, that the Shareholders’ Representative shall have delivered, within thirty (30) days after the date on which the Holdback Statement is delivered to the Shareholders’ Representative, a written notice from the Shareholders’ Representative to the Parent stating each and every item to which the Shareholders’ Representative takes exception as not being in accordance with GAAP or otherwise being incorrect, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be deemed accepted). If a change proposed by the Shareholders’ Representative is disputed by the Parent, then the Parent and the Shareholders’ Representative shall negotiate in good faith to resolve such dispute. Any dispute involving this Section 3.4 which cannot be resolved by agreement will be referred to an independent third party acceptable to the Parent and the Shareholders’ Representative, or if the Parent and the Shareholders’ Representative are not able to agree on such third party , the disputed matters shall be referred to an arbitrator chosen in accordance with the rules and procedures of the American Arbitration Association for commercial arbitrations, and the good faith determination of such third party or arbitrator will be final for purposes of this Section 3.4. For purposes of the foregoing:
          (i) The term “EBITDA” for any period, means the net income of the Company for such period, plus or minus the following to the extent included in calculating such net income: (A) plus interest expense, net of interest income, (B) plus depreciation and amortization , (C) plus the net provision for federal and state income taxes, (D) plus or minus any unrealized loss or gain due to the application of SFAS 133, provided, however that the related derivative positions generating the gains or losses are incurred in the Ordinary Course of Business or are intended as financial hedges related to physical inventories or in place as a hedge related to a present or future customer commitment, ignoring immaterial over/under hedged positions in the normal course of business determined consistent with Schedule 2.7 and gains/losses on similar hedges as of Closing to be similarly treated, and (E) plus any expenses associated with: (1) the SPI Bonus Plan under Section 4.4, (2) actions taken as to the September Open Calls under Section 7.15 and (3) the Environmental Insurance under Section 7.16. Further, for purposes of determining net income for the periods in question the following items shall be specifically excluded from the determination of net income: (x) incremental compensation, fees and expenses relating to potential or consummated acquisitions, mergers, financings of any sort, severance costs of Key Employees, incremental overhead or expanded or additional services related to the foregoing for such period, (y) any expenses associated with Parent’s Equity Incentive Plan (z) any non-cash expenses associated with the Company Stock Options, and (aa) management fees and transaction fees and any other amounts paid to the Investors, in each case calculated in accordance with GAAP. For purposes of this Section 3.4, EBITDA will be calculated based on the Company remaining a standalone company and without regard to the additional overhead or cost attributable to the Parent or future acquired businesses.
          (ii) The “Baseline Period” means the twelve month period ended June 30, 2002.
          (iii) The “Holdback Measurement Period” means the twenty-four month period ended June 30, 2005.
          (iv) The “Pathway Shortfall” is defined as an amount equal to (A) 108% of the Pathway Contribution Amount calculated for the Baseline Period minus (B) the result of (1) the sum of (x) the Pathway Contribution Amount calculated for the 12-month period ended June 30, 2004, plus (y) 200% of the Pathway Contribution Amount calculated for the 12 month period ending June 30, 2005 divided by (2) three.
          (v) The “Adjusted SPI Holdback” means the balance of the SPI Holdback after taking into account any Release Event occurring prior to the determination in question. The use of the term SPI Holdback shall otherwise mean $4,400,000.
          (vi) “Release Event” shall mean either a Partial Release Event as described in Section 3.4(f) below or a release event described in Section 3.4(c) below.
          (vii) The “Pathway Contribution Amount” is defined as the sum of:
          (1) Gross sales revenues from Pathway customers including any pass through fees or costs (such as pumping fees or other elements that may be separately identified on the invoice) to the Pathway customer, plus
          (2) the gross amount of all tax remittance fees collected by the Company from governmental entities for the collection, remittance and reporting of fuel taxes on Pathway sales, plus
          (3) the gross amount of any payments received by the Company from Pathway truckstop operators as (i) contribution toward any incentive or risk management program and (ii) fees or costs paid in respect of Pathway volumes; minus the sum of

          (4) all net losses (gains) on commodity hedges or basis hedges in respect of Pathway volumes (excluding any so-called “sweet spot” hedging gains resulting from a “Payzone” risk management contract, where the price of fuel has reached a level such that the customer is paying the market rate for fuel, but SPI is still within the protected spread of the Company’s underlying hedge contract or, conversely, net losses resulting from a “Payzone” risk management contract, where the price of fuel has reached a level such that the Company is paying the market rate for fuel, but the customer is still within the protected spread of the Company’s underlying hedge contract), plus.
          (5) the actual cost of fuel and freight on Pathway sales, including any pumping fees paid to Pathway truckstop operators; plus
          (6) all fees or other payments made to Pathway customers in connection with any incentive, volume rebate or related program, including prompt pay or related incentives; plus
          (7) rebates or other payments made by the Company to Pathway truckstop operators, including all fees charged to and paid by the Company for third-party fees and related costs in respect of Pathway volumes, .
     (c) Release of SPI Holdback. Within three (3) business days following the date on which the Holdback Statement is accepted by the parties pursuant to Section 3.4(b) above, the Parent will release the SPI Holdback (to the extent not previously released pursuant to Section 3.4(f) below or if any dispute is resolved) to the Shareholders pursuant to Section 3.4(d) below if the Company’s cumulative EBITDA during the Holdback Measurement Period equals or exceeds $18,900,000. If the Company’s cumulative EBITDA during the Holdback Measurement Period is less than $18,900,000: (i) the Parent will retain and the Shareholders will forfeit an amount of the Adjusted SPI Holdback equal to 5.8 times the Pathway Shortfall, if any, but not to exceed the balance of the Adjusted SPI Holdback, according to the provisions of Section 3.4(e) hereof, and (ii) the Parent will release the balance, if any, of the SPI Holdback to the Shareholders according to the provisions of Section 3.4(d) hereof.
     (d) Payments of SPI Holdback Amounts to be Released. To the extent the Parent is required to release to the Shareholders all or any portion of the SPI Holdback pursuant to this Section 3.4 (such released amounts being the “Released Consideration”), the Parent will deliver payment of any Released Consideration to the Shareholders, allocated pro rata among the Shareholders in the proportions set forth in Schedule 2.5(c) as follows: (a) 75% of the amount of any Released Consideration shall be payable in cash, and (b) the remainder of the amount of any Released Consideration (25%) shall be payable through the delivery of an irrevocable amendment to the Promissory Notes eliminating the Holdback Note Offset applicable to that portion of the Promissory Notes having a principal balance equal to 25% of the amount of Released Consideration.
     (e) Forfeitures of SPI Holdback Amounts. To the extent the Parent is entitled to retain and the Shareholders required to forfeit all or any portion of the SPI Holdback pursuant to this Section 3.4 (such retained or forfeited amounts being the “Retained Consideration”), the Shareholders will forfeit and the Parent will retain any Retained Consideration, allocated pro rata among the Shareholders in the proportions set forth in Schedule 2.5(c) as follows: (a) 75% of the amount of any Retained Consideration shall be retained by the Parent and forfeited by the Shareholders, and (b) the remainder of the amount of any Retained Consideration (25%) shall be payable by exercising the Holdback Note Offset against the Promissory Notes having a principal balance equal to 25% of the amount of Retained Consideration.

     (f) Early Release of SPI Holdback. Prior to the preparation of the Holdback Statement provided in Section 3.4(b) above, the Parent shall release a portion of the SPI Holdback to the Shareholders upon written request of the Shareholders’ Representative upon any of the events described below (“Partial Release Events”). Each Partial Release Event is separate and independent of any other Release Event and a given fact situation may entitle the Shareholders to have amounts released pursuant to more than one Partial Release Event. The calculation and payment of any partial release amounts will be made within 30 days after the end of the periods in question or the determination:
          (i) At any time, the Shareholders’ Representative may request and the Shareholders will be paid a one-time release of a portion of the SPI Holdback equal to 11.6 times an amount equal to (x) the gallon volume of reefer fuel sales by the Company to Pathway customers during any consecutive six month period selected by the Shareholders’ Representative, multiplied by (y) the average net margin contribution for all Pathway volumes for such six month period, which will include all applicable costs of such sales, including any and all fees, rebates and incentives paid to any party as a result of sales. Such net margin contribution calculation will be consistent with the Pathway Contribution Amount definition.
          (ii) At any time, the Shareholders’ Representative may request and the Shareholders will be paid a one-time release of a portion of the SPI Holdback immediately upon providing reasonable written evidence that the third-party billing fees currently being allocated to the Company by TA (currently under dispute between the Company and TA) are not being charged to the Company on a prospective basis or the amount allocated to the Company has been agreed to be reduced. An amount will be released from the SPI Holdback equal to 5.8 times the amount equal to (x) $360,000, less (y) the estimated annual amount of such fees thereafter (taking into account the estimated amount of any direct offsetting payments the Company agrees to make to or on behalf of TA in exchange for such reduction) (i.e., a 50% reduction agreement would be given $180,000 credit under this formula). For example, if the fees are subsequently eliminated completely on a prospective basis, a release of $2,088,000 would be made: (x) amount of $360,000, less (y) amount of $0, resulting in $360,000, times 5.8 equals $2,088,000. As a further example, if the fees are reduced by 40% to an average of $18,000 monthly or $216,000 annualized, a release of $833,200 would be made: [(x) amount of $360,000, less (y) amount of $216,000 resulting in $144,000 annual reduction impact times 5.8 equals $833,220.
          (iii) At any time, the Shareholders’ Representative may request and be paid a one-time release of a portion of the SPI Holdback equal to 11.6 times an amount equal to (a) the volume rebates of Pathway fuel sold through Pathway Network locations designated as TA franchisees (as such designations exist as of Closing) during any consecutive six month period selected by the Shareholders’ Representative, times (b) an amount equal to the average rebate per gallon paid during the Baseline Period for similar sales, less the average rebate per gallon paid during the six-month period in question. The Shareholders’ Representative shall provide reasonable written evidence of such reduction in fees (whether in whole or in part, and net of the effect of any payments made to TA in lieu of such rebates) and the calculation of such reduction.
          (iv) In the event a new Fuel Network Affiliation Agreement (or amendment to the current Fuel Network Affiliation Agreement or course of operations) is approved by the board of managers of the Parent and executed with TA modifying in any material respect the existing fee and cost structure (a “New TA Agreement”), and the material terms of the New TA Agreement have been implemented, the Shareholders’ Representative may request a one-time release of 50% of the SPI Holdback if the Pathway Contribution Amount achieved under the New TA Agreement for any 12 consecutive calendar month period occurring thereafter selected by the Shareholders’ Representative equals or exceeds 118.8% of the Pathway Contribution Amount of the Baseline Period (i.e., 1.1 times 108% of such Pathway Contribution Amount for the Baseline Period). The Parent agrees that its board of managers will promptly consider and review any reasonable New TA agreement presented and approved by Roger N. Simons. It is not the intent of the Equity Sponsors to cause any such reasonable New TA Agreement to be rejected by such board solely because it would enable the foregoing release of the SPI Holdback to occur.
          (v) The Company and Parent agree that with respect to the SPI Holdback and the operations of Pathway during the Holdback Measurement Period, they and their respective governing bodies will act in good faith with respect to the Shareholders.
     (g) Issuance of Additional Parent Preferred Interests. The Parent will issue to the holders of the Promissory Notes in proportion to the amount of the release attributable to the Promissory Notes (calculated as provided in Section 3.4(d) above) compared to $1,100,000, an additional $300,000 of Parent Preferred Interests if 100% of the SPI Holdback is released to the Shareholders pursuant to this Section 3.4 or, if less than 100% of the SPI Holdback is entitled to be released pursuant to this Section 3.4, the same percentage of $300,000 of Parent Preferred Interests equating to the final percentage of the SPI Holdback released to the Shareholders pursuant to this Section 3.4.
     (h) Release Upon Certain Employment Termination. Notwithstanding anything in this Section 3.4 to the contrary, in the event the Parent (or its Affiliates) terminates the employment of Roger N. Simons without “cause” (as such term is defined in the Simons Management Agreement) or modifies his duties to effectively remove him from having direct and complete management and operating authority over the Pathway business of the Company, subject to reasonable oversight of the Parent’s Board of Managers, the full amount of any unreleased SPI Holdback will be due and payable immediately pursuant to Section 3.4(d).
     (i) Escrow of Released Consideration. In the event the Parent is required to pay any Released Consideration to the Shareholders pursuant to this Section 3.4, prior to the expiration of the Escrow Term, an amount equal to ten percent (10%) of the Released Consideration consisting of cash shall be paid into the escrow account and held pursuant to the Escrow Agreement, and ten percent (10%) of the Released Consideration consisting of a release of the Holdback Note Offset shall be subject to the rights of offset pursuant to the Escrow Agreement.
     3.5 Texarkana Truck Stop Distribution. The Merger Consideration payable pursuant to this Agreement includes either the (a) Texarkana Truck Stop or (b) the Net Proceeds from the sale of the Texarkana Truck Stop. If the Texarkana Truck Stop is not distributed to the Principal Shareholder on or before the Closing Date at the request of the Principal Shareholder, the Parent shall cause the Acquired Companies to offer and to continue to offer the Texarkana Truck Stop for sale in a manner reasonably requested from time to time by the Principal Shareholder. Any decisions with respect to the offering of the Texarkana Truck Stop, including, without limitation, the selection of a real estate agent, broker or other service provider to be used in connection with such offer, the manner and information to be included in any statements or offering materials, commissions, fees and any other costs to be incurred in connection with the maintenance and sale thereof shall be made by the Company in a manner reasonably requested by the Principal Shareholder. Any Contracts to be entered into in connection with the maintenance and sale of the Texarkana Truck Stop and all of the relevant terms, conditions, representations and warranties will be subject to the prior approval of and shall be assigned to the Principal Shareholder. Upon the closing of any sale of the Texarkana Truck Stop, the Net Proceeds from such sale will be promptly distributed to the Principal Shareholder which distributions will involve an assignment of any non-cash assets comprising Net Proceeds to the Principal Shareholder as Merger Consideration. Notwithstanding anything in this Section 3.5 to the contrary, if for any reason the sale of the Texarkana Truck Stop has not been consummated within two (2) years from the Closing Date, neither the Parent nor the Acquired Companies will have any further obligations under this Section 3.5 and will assign and convey (and the Principal Shareholder will receive as Merger Consideration) whatever right, title and interest the Acquired Companies have in the Texarkana Truck Stop to the Principal Shareholder. For purposes of the foregoing, “Net Proceeds” shall mean the actual consideration received by the Parent or the Acquired Companies for the sale of the Texarkana Truck Stop, including any cash, promissory notes or other consideration, less all closing costs, fees and expenses incurred by the Parent or the Acquired Company in connection with such sale, including, without limitation, all closing fees, attorneys fees, abstract fees, broker fees, commissions, filing fees, real estate taxes, survey cost, and engineering and environmental studies and reports, to the extent not previously reimbursed by the Principal Shareholder. On a monthly basis, the Parent or the Acquired Companies may submit to the Principal Shareholder invoices or other statements reflecting all out of pocket cost incurred by the Parent or the Acquired Company in connection with the maintenance or sale of the Texarkana Truck Stop, and the Principal Shareholder will promptly reimburse the Parent or the Acquired Company for such amounts. The Parent and the Acquired Companies also agree that from and after the Closing Date, no Encumbrances created after the Closing Date will be permitted to exist on the Texarkana Truck Stop by, through or under the Parent or the Acquired Companies except for (x) Encumbrances for taxes, assessments or governmental charges or levies on the Texarkana Truck Stop not yet due or delinquent and (y) Encumbrances in respect of amounts for which the Principal Shareholder is obligated to reimburse or indemnify the Parent or the Company pursuant to this Agreement. The parties hereto agree that, for federal and applicable state and local income tax purposes, (a) the Acquired Companies are the primary obligors with respect to the Principal Shareholder’s rights to receive (i) Net Proceeds or the Texarkana Truck Stop pursuant to this Section 3.5 and (ii) payments with respect to the Texarkana Tax Benefit pursuant to Section 10.3(j) and (b) all such payments shall constitute proceeds received on redemption of the Principal Shareholder’s Company Stock that qualifies for sale or exchange treatment pursuant to Section 302(b)(2) of the Code. The parties hereto agree to prepare and file all Tax Returns in a manner consistent with the foregoing.
ARTICLE IV.
CLOSING
     4.1 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall be held at 10:00 a.m. local time on the Closing Date, which shall be not later than February 10, 2004, at the offices of Chamberlain, Hrdlicka, White, Williams & Martin, 1200 Smith Street, Suite 1400, Houston, Texas 77002, or (ii) such other time or place as the parties may otherwise agree.
     4.2 Deliveries at Closing.
     (a) Deliveries Made by the Parent to the Principal Shareholder. At the Closing, the Parent will deliver to the Principal Shareholder the following: (i) the Merger Consideration set forth in the Closing Estimate, less the Escrow Consideration provided in Section 2.9 and subject to the adjustments as set forth in Section 3.2 and the holdback provided in Section 3.4, in the amounts set forth in Schedule 2.5(c); (ii) a certificate executed by the Secretary or an Assistant Secretary of the Parent certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of the Parent, (B) a true and complete copy of the resolutions of the board of managers of the Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (C) incumbency matters; (iii) a certificate of each appropriate Secretary of State certifying the good standing of the Parent in its state of incorporation and all states in which the Parent is qualified to do business (iv) an opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel to the Parent, dated as of the Closing Date, in substantially the form attached as Exhibit H; (v) any Consents set forth on Schedule 6.2, which are required to be obtained prior to the Closing; (vi) a certificate of an appropriate officer of the Parent and the Merger Sub, dated as of the Closing Date, certifying that all representations and warranties of the Parent and the Merger Sub contained in this Agreement are true and correct as of the Closing Date and each of the Parent and the Merger Sub has performed all covenants required to be performed by it pursuant to this Agreement prior to or at the Closing Date; and (vii) such other certificates or documents as shall be reasonably requested by the Principal Shareholder in accordance with the provisions of this Agreement and to consummate the Transactions.
     (b) Deliveries Made by the Principal Shareholder and the Company to the Parent. At the Closing, the Principal Shareholder and the Company will deliver to the Parent the following: (i) certificates evidencing all of the issued and outstanding shares of capital stock of the Company, duly endorsed in blank for surrender and cancellation, together with executed letters of transmittal in the form set forth in Exhibit F; (ii) a certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of the Company and each of its Subsidiaries, (B) a true and complete copy of the resolutions of the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions and (C) incumbency matters; (iii) a certificate of each appropriate Secretary of State certifying the good standing of the Company and each of its Subsidiaries in its state of incorporation and all states in which they are qualified to do business; (iv) a certificate of an executive officer of the Company and of the Principal Shareholder, dated as of the Closing Date, certifying that all representations and warranties of such Person contained in this Agreement are true and correct as of the Closing Date and that each of the Principal Shareholder and the Company has performed all covenants required to be performed by it pursuant to this Agreement prior to or at the Closing Date; (v) any Consents set forth on Schedule 8.3 which are required to be obtained prior to the Closing; (vi) an opinion of McAfee & Taft, counsel to the Principal Shareholder and the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit I; (vii) a certificate from each Shareholder, signed under penalty of perjury, to the effect that such Shareholder is not a foreign person, as described in Treasury Regulation Section 1.1445-2; and (viii) such other certificates or documents as shall be reasonably requested by the Parent in accordance with the provisions of this Agreement and to consummate the Transactions.
     4.3 Other Closing Transactions.
     (a) Escrow Agreement. At the Closing, the parties to this Agreement will enter into the Escrow Agreement in substantially the form attached hereto as Exhibit G.
     (b) Executive Management Agreement. At the Closing, the Parent shall cause the Company to enter into a senior management agreement with Roger Simons, in substantially the form attached hereto as Exhibit J (the “Simons Management Agreement”).
     (c) Affiliate Leases. At the Closing the Parent shall cause the Company to enter into a commercial lease for each locations at which the Company leases real property from a Person affiliated with the Principal Shareholder for use as a warehouse, in substantially the form attached hereto as Exhibit K (the “Affiliate Leases”).
     (d) Distribution of Other Real Property. At the Closing and following the conversion of the Company Preferred Stock into Company Common Stock, the Company will make a distribution (the “Other Real Property Asset Distribution”) of the Other Real Property Assets to the Principal Shareholder or its designee. The parties agree that the Other Real Property Asset Distribution provided in this Section 4.3(d) shall be completed in a manner such that the assets received by the Principal Shareholder or its designee shall be deemed part of the Merger Consideration payable to the Principal Shareholder.

     (e) Parent Operating Agreement. At the Closing the Principal Shareholder shall enter into the Parent Operating Agreement.
     (f) Security for Promissory Note. At the Closing, the Parent shall cause the Company to enter into a Security Agreement with the Principal Shareholder in substantially the form of Exhibit M attached hereto (the “Security Agreement”), securing the Parent’s obligations under the Promissory Note.
     (g) Termination of 2001 Stock Option Plan. At the Closing, the Principal Shareholder and the Company shall provide appropriate evidence of the termination of the Company’s 2001 Stock Option Plan.
     (h) Directors Resignations. At the Closing, each member of the board of directors of the Company (other than Roger N. Simons) shall tender his or her unconditional resignation from his or her office or from the board of directors of the Company, as applicable, in form and substance satisfactory to the Parent (the “Director Resignations”).
     (i) Shareholder Releases. At the Closing, each Shareholder shall deliver to the Parent a release, in substantially the form of Exhibit N attached hereto (the “Shareholder Release”).
     4.4 SPI Bonus Plan. At or prior to Closing the Company may put in place an additional cash bonus plan for the benefit of certain existing management of the Company (the “SPI Bonus Plan”). The SPI Bonus Plan may also provide that any or all of the bonuses payable thereunder will be paid at Closing and may provide that a portion of the bonuses will be payable over a period of time based on criteria determined by the Company and set forth in the SPI Bonus Plan. All amounts paid or payable pursuant to the SPI Bonus Plan will be accrued for purposes of the Closing Balance Sheet. To the extent that pursuant to the terms of the SPI Bonus Plan, any portion of the bonuses accrued on the Closing Balance Sheet are subsequently forfeited or otherwise not paid, such amounts shall be distributed to the Shareholders as additional Merger Consideration as provided in Section 2.5(c). The Principal Shareholder shall furnish a copy of the SPI Bonus Plan (or a summary description thereof) to the Parent not less than seven (7) Business Days prior to the scheduled Closing Date.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE PRINCIPAL SHAREHOLDER
     The Company and the Principal Shareholder hereby, jointly and severally, represent and warrant as follows:
     5.1 Organization and Good Standing. Schedule 5.1 contains a complete and accurate list for each Acquired Company of its legal name (and any fictitious names in which each Acquired Company conducts business), its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares held by each). Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts to which it is a party. Each Acquired Company is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Principal Shareholder has delivered to the Parent true and complete copies of the Organizational Documents of each Acquired Company, as currently in effect.
     5.2 Authority; No Conflict.
     (a) This Agreement and the other Transaction Documents to which the Principal Shareholder or any Acquired Company is a party (the “Shareholders’ Closing Documents”) have been or will be prior to Closing duly executed and delivered by the Principal Shareholder and any Acquired Company, to the extent that they are a party thereto, and constitute the legal, valid and binding obligations of the Principal Shareholder or the Acquired Company, as the case may be, enforceable against the Principal Shareholder or the Acquired Company in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Each of the Principal Shareholder and the Acquired Companies has all requisite power, authority and capacity to execute and deliver this Agreement and the Shareholders’ Closing Documents and to perform their respective obligations under this Agreement and the Shareholders’ Closing Documents.
     (b) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement and the Shareholders’ Closing Documents nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):
          (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of any Acquired Company or (B) any resolution or other action adopted or taken by the board of directors or the shareholders of any Acquired Company;
          (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Principal Shareholder or any of the assets owned or used by any Acquired Company may be subject;
          (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;
          (iv) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or
          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company, except as contemplated by the Transaction Documents, except in the case of each of clauses (iii), (iv) and (v) above, for such conflicts, violations, breaches or Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
     Except as set forth in Schedule 5.2, neither the Principal Shareholder nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.
     5.3 Capitalization. The authorized equity securities of the Company consist solely of fifty thousand (50,000) shares of capital stock divided into (i) forty thousand (40,000) shares of common stock, $2.50 par value per share, of which ten thousand (10,000) shares of common stock are issued and outstanding and constitute the Company Common Stock and (ii) ten thousand (10,000) shares of preferred stock, par value $0.01 per share, of which two thousand seven hundred thirty eight and 85/100 (2,738.85) shares are issued and outstanding and constitute the Company Preferred Stock. All of the outstanding shares of capital stock of each Acquired Company are duly authorized, validly issued, fully paid and non-assessable. The number and type of shares of Company Stock owned by each of the Shareholders as of the date of this Agreement and immediately prior to the Effective Time are set forth on Schedule 5.3. Subject to the operation of Section 2.6(b), the Principal Shareholder is, and will be immediately prior to the Closing, the record and beneficial owner of all of the issued and outstanding shares of Company Stock as set forth on Schedule 5.3, free and clear of all Encumbrances. Except as set forth in Schedule 5.3, no legend or other reference to any purported Encumbrance appears upon any certificate evidencing equity securities of any Acquired Company. Except as set forth in Schedule 5.3, there are no contracts, agreements or understandings relating to the issuance, sale or transfer of any shares of capital stock or other securities of any Acquired Company. Except as set forth in Schedule 5.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of any Acquired Company or any securities convertible into or exchangeable for shares of capital stock or other securities issued by any Acquired Company, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by any Acquired Company. None of the outstanding capital stock or equity interests or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Acquired Companies) or any direct or indirect equity or ownership interest in any other business.
     5.4 Financial Statements. The Principal Shareholder has delivered to Parent: (i) audited consolidated balance sheets of the Acquired Companies as of June 30 in each of the years 2000 through 2002, and the related audited statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Ernst & Young, independent auditors (the audited consolidated balance sheet as of June 30, 2002 being referred to herein as the “Balance Sheet”), (ii) an unaudited consolidated balance sheet of the Acquired Companies as of August 31, 2003 (the “Interim Balance Sheet”) and the related statements of income, changes in stockholders’ equity and cash flow for the two months then ended, and with respect to audited statements, the notes thereto (collectively, clauses (i) and (ii) above are referred to herein as the “Financial Statements”). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of the Acquired Companies as of the respective dates of, and for the periods referred to in, the Financial Statements, all in accordance with GAAP, except that unaudited Financial Statements are subject to year-end adjustments and do not contain any notes or the application of FAS 133 regarding derivative instruments. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the Financial Statements.
     5.5 Books and Records. The books of account and stock record books of the Acquired Companies, all of which have been made available to the Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and liabilities of the Acquired Companies. The minute books of the Acquired Companies contain, in all material respects, accurate records of all meetings held of, and corporate actions taken by, the shareholders, the boards of directors, and committees of the boards of directors of the Acquired Companies. At the Closing, all of those books and records will be in the possession of the Acquired Companies.
     5.6 Title to Properties; Encumbrances.
     (a) Schedule 5.6 contains a complete and accurate list of all real property owned by any Acquired Company. To the Knowledge of the Company, the Company has delivered to Parent copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Acquired Companies and relating to such property or interests.
     (b) Schedule 5.6 contains a complete and accurate list of all leasehold interests in real property or other real property interests owned by the Acquired Companies. The Principal Shareholder has delivered a true and accurate copy of all such leases or other documents creating such real property interests to the Parent and all such leases or documents are in full force and effect and are legal, valid, binding and enforceable against the Acquired Companies and, to the Knowledge of the Principal Shareholder, the other parties thereto. Following the Closing, to the Knowledge of the Principal Shareholder, such leases or documents will continue to be in full force and effect and legal, valid, binding and enforceable against the Acquired Companies and against all other parties thereto, except for the consents required as listed on Schedule 5.2. There are no disputes, oral agreements or forbearances in effect as to any such leases.
     (c) Except as set forth in Schedule 5.6, the Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the Facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). Such properties and assets purchased or acquired after the date of the Balance Sheet (other than inventory and short-term investments) with a value in excess of $25,000 are listed in Schedule 5.6. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests reflected in the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations or Schedule 5.6, with respect to which no default exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), (iii) liens for current taxes not yet due for which there are adequate reserves in the Financial Statements, and (iv) with respect to real property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     (d) Except as described in Schedule 5.6, neither of the Principal Shareholder nor any of its respective Related Persons either owns any asset, tangible or intangible, which is used or leased by the Company or is owed any amount by the Company or owes any amount to the Company.
     5.7 Condition and Sufficiency of Assets. Except as set forth in Schedule 5.7, the buildings, plants, structures, motor vehicles and equipment of the Acquired Companies are in good operating condition and repair, ordinary wear and tear excepted, and none of such buildings, plants, structures motor vehicles and equipment of the Acquired Companies are in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The buildings, plants, structures, motor vehicles and equipment of the Acquired Companies are sufficient for the continued operation of the business of the Acquired Companies after the Closing in substantially the same manner as conducted prior to the Closing.
     5.8 Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Interim Balance Sheet or on the Closing Balance Sheet (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth on Schedule 5.8, there is no contest, claim or right of setoff, other than returns in the Ordinary Course of Business, with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 5.8 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable. At the Closing the Principal Shareholder will deliver to Parent a revised version of Schedule 5.8 which will contain a complete and accurate list of all Accounts Receivable of the Company as of the last day of the calendar month immediately preceding the Closing Date. Such revised Schedule 5.8 will set forth the aging of such Accounts Receivable (unless the Closing Date falls within the first twenty days of a calendar month in which case the second preceding calendar month end will be used for purposes of such list).
     5.9 Inventory. The inventory as set forth on the Balance Sheet or arising since the date of the Balance Sheet was acquired and has been maintained in accordance with the regular business practices of the Acquired Companies, consists of new and unused items, substantially all of which is commercially usable or saleable in the Ordinary Course of Business, and is valued at the lower of cost or market determined by using the “first in first out” method of inventory valuation and in accordance with the internal accounting practices of the Acquired Companies applied on a basis consistent with the Financial Statements, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments set forth on the Interim Balance Sheet for excess inventory, slow-moving inventory and inventory obsolescence and shrinkage except for the slow-moving inventory items described in Schedule 5.9.
     5.10 No Undisclosed Liabilities. Except as set forth in Schedule 5.10, the Acquired Companies have no liabilities except for (a) liabilities, to the extent reflected or reserved against in the Interim Balance Sheet, (b) liabilities which have arisen in the Ordinary Course of Business since the date thereof and (c) Environmental, Health and Safety Liabilities.
     5.11 Taxes. Except as set forth in Schedule 5.11:
     (a) Each of the Acquired Companies has filed all Tax Returns that it is required to file. All such Tax Returns were correct and complete in all material respects. All taxes due and owing by any of the Acquired Companies (whether or not shown on any Tax Return) have been paid and if not required to be paid have been fully reserved for on the Interim Balance Sheet or will be fully reserved for on the Closing Balance Sheet. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return.

     (b) There is no material dispute or claim concerning any Tax liability of any of the Acquired Companies either (A) claimed or raised by any authority in writing or (B) as to which any of the Acquired Companies or their directors or officers has knowledge based upon personal contact with an agent of such authority. No waiver of any statute of limitations with respect to any Tax Return has been given by the Acquired Companies. Schedule 5.11 sets forth a listing of all Tax Returns filed for any of the Acquired Companies applicable to each taxable period ended on or after January 1, 1999. With respect to such taxable periods, Schedule 5.11 sets forth: (i) those periods for which examinations have been completed, (ii) those periods for which examinations are presently being conducted or for which any Acquired Company has received notice of a proposed examination, and (iii) those periods for which examinations have not been initiated and no notice of a proposed examination has been received. All deficiencies asserted or assessments made as a result of any examinations have been fully paid.
     (c) There are no liens for Taxes upon any of the assets of the Acquired Companies (other than liens for taxes not yet due and payable).
     (d) None of the Acquired Companies is a party to or is bound by or has any obligation under any Tax sharing allocation or indemnity agreement or similar Contract or arrangement.
     (e) None of the Acquired Companies has ever been a member of an affiliated group of corporations, within the meaning of IRC § 1504, except for a consolidated group of which the Company is the common parent.
     (f) None of the Acquired Companies has ever filed a consent pursuant to the collapsible corporation provisions of IRC § 341(f) (or any corresponding provision of state, local or foreign income Tax law) or agreed to have IRC § 341(f)(2) (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.
     (g) None of the assets of the Acquired Companies is property that any Acquired Company is required to treat as being owned by any other Person pursuant to the “safe harbor lease” provisions of former IRC § 168(f)(8).
     (h) None of the assets of the Acquired Companies directly or indirectly secures any debt the interest on which is Tax-exempt under IRC § 103(a).
     (i) None of the assets of the Acquired Companies is “tax-exempt use property” within the meaning of IRC § 168(h).
     (j) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.
     (k) None of the Acquired Companies has ever participated in nor is participating in an international boycott within the meaning of IRC § 999.
     (l) Each of the Acquired Companies has complied with the withholding, reporting and remittance requirements of IRC §§ 1441-1464, IRC §§ 3101-3102, IRC §§ 3401-3406, IRC § 6041 and IRC § 6049.
     (m) The unpaid Taxes of the Acquired Companies (A) do not, as of the date of the Interim Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practices of the Acquired Companies in filing their Tax returns.
     (n) The Acquired Companies use the accrual method of accounting for income tax purposes and for the periods related to July 1, 1999 and after have not made any change in accounting methods, received a ruling from any taxing authority (or other Governmental Authority) or signed an agreement with any taxing authority (or other Governmental Authority) relating to one or more of the Acquired Companies method of accounting for income tax purposes that may have a Material Adverse Effect on the Acquired Companies.
     (o) No power of attorney granted by any of the Acquired Companies with respect to any Taxes is currently in force.
     (p) No Shareholder of the Company is a Person other than a United States Person within the meaning of the IRC.
     (q) None of the Acquired Companies is subject to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal or applicable state income tax purposes or for any other Tax purposes.
     (r) The Company has provided to the Parent a listing of each state, local and foreign jurisdiction in which each of the Acquired Companies is required to file or be included in a Tax Return. No written claim has ever been received by any Acquired Company from a taxing authority or other Governmental Body in a jurisdiction where the Acquired Company does not pay Taxes or file Tax Returns that the Acquired Company is or may be subject to Taxes assessed by such jurisdiction, and to the Knowledge of the Principal Shareholder, no such claim has been or is Threatened by a taxing authority or other Governmental Body.
     (s) None of the Acquired Companies has nor has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign jurisdiction.
     (t) In the past six years, none of the Acquired Companies has ever participated in a transaction that has been specifically identified by the IRS as a tax avoidance transaction or that is subject to either the disclosure list maintenance or registration requirements of IRC §§ 6011, 6111 or 6112 and the regulations thereunder, and has not disclosed any transactions to the IRS under any penalty amnesty program.
     5.12 No Material Adverse Change. Except as set forth in Schedule 5.12, since June 30, 2002, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets or condition (financial or other) of the Acquired Companies, and no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Change.
     5.13 Employee Benefits.
     (a) Schedule 5.13:
          (i) contains a complete and accurate list of all Plans and Other Benefit Obligations which any Acquired Company currently sponsors, contributes to or maintains or since June 1, 2000 has at any time sponsored, contributed to or maintained (“Plans and Other Benefit Obligations of the Acquired Companies”);
          (ii) contains a complete and accurate list of (A) all ERISA Affiliates of any Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes, has contributed or has incurred an obligation to contribute; and
          (iii) sets forth the estimated annual financial cost borne by the Company related to any Plan or Other Benefit Obligation of the Acquired Companies.
     (b) The Company has delivered to the Parent:
          (i) all documents that set forth the terms of each Plan and Other Benefit Obligation of the Acquired Companies and of any related trust, including (A) all summary plan descriptions of the Plans of the Acquired Companies for which any Acquired Company is required to prepare, file, and distribute summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding the Plans and the Other Benefit Obligations of the Acquired Companies for which a plan description or summary plan description is not required;
          (ii) all current personnel and employment manuals and policies of the Acquired Companies;
          (iii) a written description of any Plan or Other Benefit Obligation of the Acquired Companies that is not otherwise in writing;
          (iv) all registration statements filed with respect to any Plan or Other Benefit Obligation of the Acquired Companies;
          (v) all insurance policies purchased by or to provide benefits under any Plan or Other Benefit Obligation of the Acquired Companies;
          (vi) all Contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Plan or Other Benefit Obligation of the Acquired Companies;
          (vii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Plan or Other Benefit Obligation of the Acquired Companies;
          (viii) sample of each type of notification to employees of the Acquired Companies and their ERISA Affiliates of their rights under ERISA §§ 601-608 and IRC § 4980B;
          (ix) the Form 5500 filed with respect to each Plan of the Acquired Companies for the most recent four (4) plan years, including all schedules thereto and the opinions of independent accountants;
          (x) all notices that were given by any Acquired Company or any Plan of the Acquired Companies to the IRS or the DOL, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 5.13;

          (xi) all notices that were given by the IRS or the DOL to any Acquired Company, any of their ERISA Affiliates or any of their Plans within the four (4) years preceding the date of this Agreement; and
          (xii) the most recent IRS determination letter, if any, for each Qualified Plan which is a Plan of the Company.
     (c) Except as set forth in Schedule 5.13:
          (i) The Acquired Companies have performed all of their obligations under all the Plans and Other Benefit Obligations. Each Acquired Company has appropriately accrued or expensed all obligations and liabilities under such Plans and Other Benefit Obligations of the Acquired Companies in accordance with GAAP.
          (ii) To the Knowledge of the Company, the Acquired Companies or any ERISA Affiliate do not sponsor or maintain or contribute to within the last four (4) years, nor have or at any time had any obligation to contribute to any, Title IV Plan, Multiemployer Plan or VEBA.
          (iii) No statement, either written or, to the Knowledge of the Principal Shareholder, oral, has been made by the Acquired Companies to any Person with regard to any Plan or Other Benefit Obligation of the Acquired Companies that was not in accordance with the Plan or Other Benefit Obligation of the Acquired Companies and that could reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (iv) The Acquired Companies, with respect to all of their Plans and Other Benefit Obligations of the Acquired Companies are, and each such Plan and Other Benefit Obligation is, to the extent applicable, in full compliance with ERISA, the IRC, and any other applicable Legal Requirements, in all material respects, including the provisions of such Legal Requirements expressly mentioned in this Section 5.13.
     (1) All tax, annual reporting and other governmental filings required by ERISA and the IRC as to each Plan of the Company have been timely filed with the appropriate governmental agency, and all notices and disclosures to participants of such Plans required by either ERISA or the IRC have been timely provided to such participants.
     (2) All contributions and payments made or accrued by each Acquired Company and their ERISA Affiliates with respect to all the Plans and Other Benefit Obligations of the Acquired Companies are deductible under IRC § 162 or § 404. No amount, nor any asset of any Plan of the Company is subject to Tax as unrelated business taxable income.
          (v) Except for events, fact or circumstances related to the Company’s industry in general, no event has occurred or circumstance exists that could result in a material increase in premium costs of the Plans and Other Benefit Obligations of the Acquired Companies that are insured or a material increase in benefit costs of such Plans and Other Benefit Obligations that are self-insured.
          (vi) Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, no claim against, or legal proceeding involving, any Plan or Other Benefit Obligation of the Acquired Companies is pending or, to the Knowledge of the Principal Shareholder, is Threatened.
          (vii) There is no pending, or, to the Knowledge of the Principal Shareholder, Threatened proceeding, including any audit or pending voluntary compliance or closing agreement program proceeding (or any other similar correction proceeding), involving any Plan of the Company before the IRS, the DOL or any other governmental authority.
          (viii) Each Qualified Plan of the Company is qualified in form and operation under IRC § 401(a) and each trust for each such Plan is exempt from federal income Tax under IRC § 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of Tax exempt status of any such Plan or trust.
          (ix) The Company has not terminated any Qualified Plan since June 30, 2000.
          (x) Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, neither any Acquired Company nor any ERISA Affiliate provides any benefits described in ERISA § 3(1) for any retired or former employee and is not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of service.
          (xi) To the Knowledge of the Company, the Acquired Companies have complied with the provisions of ERISA § 601 et seq. and IRC § 4980B.
          (xii) No payment that is owed or may become due to any director, officer, employee or agent of the Company will be non-deductible to the Acquired Companies or subject to Tax under IRC § 280G or § 4999; nor will the Acquired Companies be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.
          (xiii) Except as contemplated by this Agreement in respect of the Company Stock Options, neither the execution of the Transaction Documents nor the consummation of the Transactions will result in the accrual of additional service or benefits, the payment of additional benefits, or acceleration of vesting or payment of any benefit with regard to any Plan or Other Benefit Obligation of the Acquired Companies.
     5.14 Compliance with Legal Requirements; Governmental Authorizations. Except as set forth in Schedule 5.14 and Environmental, Health and Safety Liabilities:
     (a) (i) Each Acquired Company is, and at all times during the Company’s 2001, 2002 and current fiscal years has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of the Company’s business or the ownership or use of any of its assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) could reasonably be expected to constitute or result in a violation by any Acquired Company or the Principal Shareholder of, or a failure on the part of the Company to comply with, any Legal Requirement or (B) could reasonably be expected to give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) no Acquired Company nor the Principal Shareholder has received, at any time since July 1, 2000, any written or other notice or communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement by any Acquired Company or (B) any actual, alleged, possible or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     (b) (i) Each Acquired Company is, and at all times since July 1, 2000, has been, in full compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.14; (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed in Schedule 5.14 or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.14; (iii) no Acquired Company has received, at any time since July 1, 2000, any written or, to the Knowledge of the Company, other notice or communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed in Schedule 5.14 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. Schedule 5.14 contains a complete and accurate list of each material Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, the any Acquired Company. Each Governmental Authorization listed or required to be listed in Schedule 5.14 is valid and in full force and effect. The Governmental Authorizations listed in Schedule 5.14 collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner currently conducted and operated (and after the Closing as proposed to be conducted and operated) and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.
     5.15 Legal Proceedings; Orders. Except as set forth in Schedule 5.15 and Environmental, Health and Safety Liabilities:
     (a) There is no pending Proceeding: (i) that has been commenced by or against any Acquired Company or the Principal Shareholder or, to the Knowledge of the Company, that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company or the Principal Shareholder; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of the Company, since July 1, 2003, no such Proceeding has been Threatened. No event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to the Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 5.15.
     (b) There is no Order: (i) to which any Acquired Company or the Principal Shareholder or any of the assets owned or used by any Acquired Company or the Principal Shareholder is subject; (ii) to which any Acquired Company or the Principal Shareholder is subject that relates to the business of, or any of the assets owned or used by, any Acquired Company; and (iii) to the Knowledge of the Company, to which any officer, director or key employee of any Acquired Company is subject that prohibits such officer, director, agent or employee or the Principal Shareholder from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company or otherwise.
     (c) None of the Acquired Companies is in violation in any material respect of any Order to which it is subject. To the Knowledge of the Company, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply in any material respect, with any term or requirement of any Order to which any Acquired Company or any of the assets owned or used by any Acquired Company is subject. Neither the Acquired Companies nor the Principal Shareholder has received, at any time since June 1, 2000, any written or other notice or communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company or any of the assets owned or used by any Acquired Company, is or has been subject.
     5.16 Absence of Certain Changes and Events. Except (x) as set forth in Schedule 5.16 or (y) as expressly contemplated to take place pursuant to this Agreement, since the date of the Balance Sheet, the Acquired Companies have conducted their business only in the Ordinary Course of Business and there has not been any:
     (a) (i) change in authorized or issued capital stock of any Acquired Company; (ii) grant of any stock option or right to purchase shares of capital stock of any Acquired Company; (iii) issuance of any security convertible into such capital stock; (iv) grant of any registration rights; (v) purchase, redemption, retirement or other acquisition by any Acquired Company of any capital stock of any Acquired Company; or (vi) declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of any Acquired Company;
     (b) amendment to the Organizational Documents of any Acquired Company;
     (c) payment or increase by any Acquired Company of any bonuses, salaries or other compensation to any director, officer or Key Employee or significant number of employees (except in the Ordinary Course of Business) or entry into any employment, severance or similar Contract with any shareholder, director, officer or employee (other than new hires made in the Ordinary Course of Business);
     (d) adoption of any new profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any employees of any Acquired Company or any increase in the payment to or benefits under any Plan or Other Benefit Obligation for or with any employees of any Acquired Company;
     (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, that would have a Material Adverse Effect on any Acquired Company;
     (f) entry into or termination (or receipt of notice of termination) of (i) any material license, distributorship, dealer, sales representative, joint venture, insurance policy, credit or similar agreement or (ii) any Contract or transaction involving a liability of any Acquired Company of at least $25,000 (other than purchases and sales of inventory in the Ordinary Course of Business and entering into the risk management transactions described in Schedule 5.17);
     (g) sale, lease or other disposition of any asset or property of any Acquired Company (other than the sale of inventory in the Ordinary Course of Business);
     (h) mortgage, pledge or imposition of any lien or other Encumbrance on any asset or property of any Acquired Company, including the sale, lease or other disposition of any of the Employed Intellectual Property;
     (i) delay or failure to repay when due, any obligation individually in excess of $10,000 or in the aggregate in excess of $25,000, including without limitation, accounts payable and accrued expenses;
     (j) capital expenditures in excess of $100,000;

     (k) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $50,000;
     (l) incurrence of or increase in, any liability in excess of $20,000, by any Acquired Company (except in the Ordinary Course of Business) or any accelerated or deferred payment of or failure to pay when due any liability in excess of $10,000 by any Acquired Company;
     (m) loan to, or any agreement with, any employee of any Acquired Company, other than advances of business expenses in connection with an employment agreement involving liabilities to any Acquired Company in excess of $10,000;
     (n) failure to maintain the relations and goodwill with any of their suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it, including material disagreements with any of the foregoing Persons;
     (o) change in the accounting methods used by any Acquired Company; or
     (p) agreement, whether oral or written, by any Acquired Company with respect to or to do any of the foregoing.
     5.17 Contracts; No Defaults.
     (a) Schedule 5.17 contains a complete and accurate list, and the Company has made available to the Parent true and complete copies, of each of the following Contracts to which any of the Acquired Companies or the Principal Shareholder is a party or by which any of their respective assets and properties is bound:
     (i) each Contract (other than routine purchase orders) that involves or will involve performance of services or delivery of goods by the Company of an amount or value, individually or, for a series of related Contracts, in the aggregate, in excess of $100,000 annually or $10,000 per month;
     (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement of the Company and each other Contract affecting the ownership, leasing or use of, title to, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of one year or less);
     (iii) each licensing or royalty agreement or similar with respect to patents, trademarks, copyrights or other Employed Intellectual Property, including all agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure orally of the Employed Intellectual Property, and perpetual, paid-up licenses for commonly available software programs with a value of more than $10,000 under which an Acquired Company is the licensee;
     (iv) each collective bargaining agreement or other Contract with any labor union or other employee representative of a group of employees and each other written employment or consulting agreement with any employees or consultants;

     (v) each joint venture or partnership Contract (however named) or similar Contracts involving a sharing of profits, losses, costs or liabilities by any Acquired Company with any other Person;
     (vi) each Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any of its Affiliates or limit the freedom of any Acquired Company or any of its Affiliates to engage in any line of business or to compete with any Person;
     (vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods and salesman commission agreements;
     (viii) each power of attorney granted by or to any Acquired Company that is currently, or will be at the Closing, effective and outstanding;
     (ix) each Contract for capital expenditures in excess of $25,000;
     (x) each Contract between any Acquired Company and its former or current shareholders, directors, officers and employees in excess of $10,000 (other than standard employment and salesman commission agreements previously furnished to or approved by the Parent) or other Contract (excluding Plans) providing for a commitment of employment, consulting or management services for payments at any one time or in any one year in excess of $50,000 or containing severance or indemnification obligations;
     (xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company, other than in the Ordinary Course of Business;
     (xii) each Contract, the termination of or default under which could reasonably be expected to have a Material Adverse Effect on the Acquired Companies;
     (xiii) each Contract (other than this Agreement) that (A) limits or restricts the ability of any Acquired Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) requires any Acquired Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;
     (xiv) each Contract under which any Acquired Company has advanced or loaned any funds;
     (xv) each Contract under which any Acquired Company subcontracts work to third parties outside of the Ordinary Course of Business;
     (xvi) each Contract between or among any Acquired Company, on the one hand, and any other Acquired Company, the Principal Shareholder or any of their affiliates, on the other hand;
     (xvii) each Contract (other than routine purchase orders) that (A) involves the obligation to make a payment, pursuant to the terms of any such Contract, by or to any Acquired

Company of more than $100,000 annually or $10,000 per month and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to any Acquired Company; and
     (xviii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
Schedule 5.17 sets forth reasonably complete details concerning any unwritten Contracts set forth therein, including the parties to and the dates of the Contracts, and the place where details relating to the Contracts are located.
     (b) Each Contract set forth on Schedule 5.17 (collectively, the “Applicable Contracts”) is in full force and effect and binding upon the Acquired Company or Principal Shareholder, as applicable, that is party thereto, and, to the Knowledge of the Company, except as described in Schedule 5.17, constitutes a legal, valid and binding agreement of each other party thereto, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar creditor’s rights laws. The Acquired Companies and the Principal Shareholder each have performed (and have no present expectations of not fully performing) all obligations required to be performed by them in connection with the Applicable Contracts and none of the Acquired Companies nor the Principal Shareholder nor, to the Knowledge of the Company, any other party to such Contract is in material violation of or material default under any such Contract (or with notice or lapse of time or both, would be in violation of or default under any such Contract) and no Contract required to be disclosed on Schedule 5.17 has been canceled by any party thereto.
     (c) No Acquired Company has given to or received from any other Person any written or, to the Knowledge of the Company, other notice or communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract identified in Schedule 5.17.
     (d) Except as set forth in Schedule 5.17, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under any Applicable Contract and no Party to any Applicable Contract has made written demand for such renegotiation. Except as disclosed on Schedule 5.17, no current customer has informed the Company that it shall stop or decrease its rate of business with the Company or any of its Subsidiaries or that it desires to renegotiate any Applicable Contract, other than instances which, individually or in the aggregate, will not have a Material Adverse Effect on any of the Acquired Companies.
     5.18 Insurance.
     (a) The Principal Shareholder has delivered to the Parent: (i) a true and complete list of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company (including those covering any director or officer of any Acquired Company), is or has been covered at any time within the three years preceding the date of this Agreement; (ii) a summary description of the status of the renewal of any policies of insurance; (iii) any statement by the auditor of the Financial Statements with regard to the adequacy of any Acquired Company’s coverage or of the reserves for claims; and (iv) by year, for the current policy year and each of the three preceding policy years, a summary of the loss experience under each policy.
     (b) Schedule 5.18 describes: (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder; (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and (iii) all obligations of any Acquired Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.
     (c) Except as set forth in Schedule 5.18: (i) all insurance policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, including those covering any director or officer of any Acquired Company (including, as of the Closing Date, the additional insurance policies to be obtained pursuant to Section 7.15 hereof): (A) to the Knowledge of the Principal Shareholder, are valid, outstanding and enforceable and are not subject to existing defenses or limitations of an insurer’s obligations under such policies based on a breach of representations, warranties, declarations and other statements made to the insurers (or brokers, agents, or other appropriate Persons) or for any material misrepresentation or omission in any applications or declarations therefor; (B) to the Knowledge of the Principal Shareholder, will continue in full force and effect following the consummation of the Transactions; and (C) do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Acquired Company where reserves of which are not adequately provided for in the Financial Statements; (ii) neither the Principal Shareholder nor any Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any current insurance policy (including, as of the Closing Date, the additional insurance policies to be obtained pursuant to Section 7.15 hereof) is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; (iii) each Acquired Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which any Acquired Company is a party or that provides coverage to the Acquired Company or any officer or director of any Acquired Company; and (iv) the Acquired Companies have given notice to the insurer of all claims that have arisen as of the date hereof that may be insured thereby.
     5.19 Environmental Matters.
     (a) Except as provided in those certain reports dated February 17, 2003 prepared on behalf of the Parent by TGE Resources, Inc. covering certain Facilities (the “Environmental Reports”) or in Schedule 5.19(a), and except with respect to any Release at, on, under, from or to the Facilities, the Facilities for which any of the Acquired Companies is legally responsible (i) are in compliance in all material respects with Environmental Laws and (ii) are not and have not been, in violation in any material respect of, or liable in any material respect under, any Environmental Law.
     (b) Except as provided in Schedule 5.19(b), none of the Acquired Companies has received any written notice or other written communication (including but not limited to notices of violations, consent decrees, judgments, judicial or administrative orders or liens but excluding general notices or similar communications of prospective changes to Environmental Laws), from any Governmental Body or private citizen, including, without limitation, the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which any Acquired Company has had an interest, or for which an Acquired Company is legally responsible; and, to the Knowledge of the Company, no such notification or communication has been Threatened.
     (c) Except as provided in Schedule 5.19(c), and except with respect to any Release at, on, under, from or to the Facilities, the Facilities are in compliance in all material respects with, and are not, and have not been, in violation in any material respect of, or liable in any material respect under, any Occupational Safety and Health Law.

     (d) Except as provided in Schedule 5.19(d), to the Knowledge of the Company, no Acquired Company nor any other Person (including the Principal Shareholder) for whose conduct the Company is legally responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or any property geologically or hydrologically adjoining the Facilities.
     (e) Except as provided in Schedule 5.19(e), to the Knowledge of the Company, no Acquired Company nor any other Person for whose conduct it is legally responsible, has any Environmental, Health, and Safety Liabilities with respect to any other properties (including, without limitation, Facilities formerly owned, used or operated by any Acquired Company) (i) in which that Acquired Company has or had an interest, (ii) which that Acquired Company operates or has operated or (iii) which geologically or hydrologically adjoin any such property.
     (f) Except as provided in Schedule 5.19(f), to the Knowledge of the Company, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, dumps, ponds, lagoons, ditches, piping systems, conduits, swamps, pumping stations, collection systems, sanitary or storm water sewers or any other part of the Facilities, or incorporated into any structure therein or thereon, in violation of any applicable Environmental Law.
     (g) Except as provided in Schedule 5.19(g), to the Knowledge of the Company, no Acquired Company nor any other Person for whose conduct the Acquired Company is legally responsible (including the Principal Shareholder), has permitted or conducted any Hazardous Activity in violation in any material respect of any Environmental Law with respect to the Facilities or any other properties or assets (whether real, personal or mixed) for which any Acquired Company is legally responsible.
     (h) Except as provided in Schedule 5.19(h), to the Knowledge of the Company, during the period that an Acquired Company has owned or operated a Facility, no Hazardous Material was collected, transported, handled, delivered or taken from that Facility to any other location (other than another Facility or other property that any Acquired Company then owned or had any interest) where there has been a Release or Threat of Release of any Hazardous Materials in violation of any applicable Environmental Law for which any Acquired Company is legally responsible.
     (i) Except as provided in Schedule 5.19(i), to the Knowledge of the Company, during the period that an Acquired Company owned or operated any property, no Hazardous Material was collected, transported, handled, delivered or taken from that property to any other location (other than another property that any Acquired Company then owned or had any interest) where there has been a Release or Threat of Release of any Hazardous Materials in violation of any applicable Environmental Law for which any Acquired Company is legally responsible.
     (j) Except as set forth in Schedule 5.19(j), each Acquired Company and the Facilities have all Environmental Permits required under any Environmental Law or the provisions of any Environmental Law relating to the Acquired Companies to conduct their current business as currently conducted by them, and each Facility and Acquired Company is in compliance with all such Environmental Permits required to be obtained with respect to that Facility and Acquired Company.
     (k) The Company has delivered to the Parent true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed or, to the Knowledge of the Company, initiated by any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities or concerning compliance by Shareholders, any Acquired Company, or any other Person for whose conduct they are legally responsible, with Environmental Laws.

     (l) All representations, warranties, declarations and other statements made by Principal Shareholder or any Acquired Company to insurance companies or brokers in connection with the insurance policies to be obtained pursuant to Section 7.16 hereof (including all underwriting information furnished by the Principal Shareholder or any Acquired Company in connection with such insurance) are and will be true and correct in all respects.
     5.20 Labor Relations; Compliance; Employees. Except as set forth in Schedule 5.20, no Acquired Company is or has ever been a party to any collective bargaining or other Contract with any labor union or any other representative of a group of employees. Since July 1, 2000, there has not been, there is not presently pending or existing, and, to the Knowledge of the Company, there is not Threatened (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting any Acquired Company or its premises or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Except as set forth in Schedule 5.20, each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. Schedule 5.20 sets forth a complete and accurate list of the following information for each employee or director of each Acquired Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1, 2002. No employee, officer or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, director or officer and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of such employee’s duties as an employee, director or officer of any Acquired Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Shareholders or any Acquired Company by any such employee, director or officer. To the Knowledge of the Principal Shareholder, none of the employees identified on Schedule 5.20 intends to terminate his employment with any Acquired Company. Schedule 5.20 also contains a complete and accurate list of the following information for each retired employee or director of each Acquired Company, or their dependents, if any, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits. Except as set forth in Schedule 5.20, no Acquired Company has entered into any severance or similar arrangement in respect of any personnel that provides for any obligation (absolute or contingent) of any Acquired Company or any other Person to make any payment to any such personnel following termination of employment.
     5.21 Intellectual Property Rights.
     (a) Except as set forth on Schedule 5.21, the Acquired Companies own all right, title and interest in, to and under, free and clear of any Encumbrance, and have the valid and enforceable right to use and fully and completely assign, transfer and convey, (or have a valid, written, enforceable license which is identified on Schedule 5.21) to: (i) all U.S. and foreign patents, inventions (patentable or unpatentable), know-how, trade secrets, and all other tangible or intangible confidential or proprietary technical and business information, copyrights (registered or unregistered), computer software and programs of any kind or nature (including, but not limited to, any and all object code, source code, firmware, program and/or programming tools), trademarks (registered or unregistered), service marks (registered or unregistered), trade names, trade dress, and all patent applications, trademark and/or service mark applications and/or registrations, and copyright applications for any of the foregoing, as well as any and all goodwill symbolized by and/or associated with any of the foregoing (collectively, “Intellectual Property”), currently used or planned to be used in products currently under development or otherwise reasonably necessary to carry on the business and planned business of the Acquired Companies; and (ii) all rights to any and all income, royalties, revenues, damages, payments previously, now or hereafter due and/or payable under or with respect to any of the foregoing Intellectual Property to the extent owned by the Acquired Companies, including, without limitation, the right to all past, present and future causes of action for violating any rights relating to any of the foregoing Intellectual Property owned by the Company or its Subsidiaries including, but not limited to, infringement, unfair competition, misappropriation and/or dilution (all rights included in this Section 5.21 are collectively referred to as “Employed Intellectual Property”).
     (b) Schedule 5.21 sets forth all of the Employed Intellectual Property that is registered or for which an application for registration has been made, or that is material to the conduct of the business as conducted and as proposed to be conducted, and in the case of Employed Intellectual Property that is not owned by the Acquired Companies, identification of the license(s) or other agreement(s) pursuant to which any Acquired Company is authorized to use the Employed Intellectual Property.
The activities, products and services of the Acquired Companies have not and do not infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, or constitute the unauthorized use of, the Intellectual Property of any other Person, except in cases where both (x) the Company does not have Knowledge of such infringement, misappropriation, dilution or violation, or of facts that could reasonably indicate a likelihood of any of the foregoing, and (y) the consequences of such infringement, misappropriation, dilution or violation could not reasonably be expected to have a Material Adverse Effect on the Company. There are no written (or to the Company’s knowledge, oral) allegations, threats or claims and there are no lawsuits pending (or, to the Company’s Knowledge, threatened), in any case, (i) alleging that any Acquired Company’s activities, products or services infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, or constitute the unauthorized use of, any other Person’s Intellectual Property or (ii) challenging the Acquired Company’s ownership of, right to use, right to assign or license, the validity or enforceability of, or any license or other agreement relating to, any Employed Intellectual Property. Except as set forth on Schedule 5.21, to the Knowledge of the Company, there is no basis to conclude that any third party has, is, and/or is planning to, infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, any Employed Intellectual Property owned by any Acquired Company.
     5.22 No Other Agreements to Sell Assets or Capital Stock of the Company. Except as disclosed in Schedule 5.22, no Acquired Company or any of their shareholders, officers, directors or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the assets of any Acquired Company (other than inventory and products in the Ordinary Course of Business), to sell or effect a sale of the capital stock of any Acquired Company, to effect any acquisition, merger, consolidation, liquidation, dissolution or other reorganization of any Acquired Company or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.
     5.23 Relationships with Related Persons. Except as set forth in Schedule 5.23, neither the Acquired Companies nor any of their respective Related Persons owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with any Acquired Company at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in a business competing with any Acquired Company with respect to any line of the products or services of any Acquired Company in any market presently served by any Acquired Company except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 5.23, no Related Person of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.
     5.24 Customers and Suppliers. Schedule 5.24 contains a complete and accurate list of the ten (10) largest suppliers and ten (10) largest customers of each Acquired Company (in each case, by dollar amount received from or paid to such entities) during the twelve months ended June 30, 2003, showing the approximate total purchases by each Acquired Company from each such supplier during such twelve month period and the total sales by each Acquired Company to each such customer during such twelve month period. Except as set forth in Schedule 5.24, since June 1, 2002, there has been no materially adverse change in the business relationship with any supplier or customer named in Schedule 5.24 and no threat or indication that any such change is reasonably foreseeable including, without limitation, as a result of the Transactions.
     5.25 Bank Accounts. Schedule 5.25 sets forth an accurate and complete list showing the name and address of each bank in which each Acquired Company has any account, safe deposit box, borrowing arrangement or certificate of deposit, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.
     5.26 Brokers and Finders         . Except as set forth on Schedule 5.26, no Acquired Company or the Shareholders and their respective agents have incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transactions or this Agreement.
     5.27 Acquisition of Shares of Parent Preferred Interests.
     (a) The Principal Shareholder understands that (i) the shares of Parent Preferred Interests and the Promissory Notes have not been registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (ii) the shares of Parent Preferred Interests and the Promissory Notes cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws or foreign securities laws, unless exemptions from such registration and qualification requirements are available, and (iii) the Principal Shareholder has no right to require such registration or qualification.
     (b) The shares of Parent Preferred Interests and the Promissory Notes to be received by the Principal Shareholder pursuant to this Agreement will be acquired for the Principal Shareholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or foreign securities laws. The Parent Preferred Interests and the Promissory Notes will not be disposed of in contravention of the Securities Act or any applicable state securities laws or foreign securities laws. The Principal Shareholder represents and warrants that it has no agreement, or other arrangement, formal or informal, with any Person to sell, transfer or pledge any part of the shares of Parent Preferred Interests or Promissory Notes or which would guarantee it any profit, or protect it against any loss, with respect to this investment and the Principal Shareholder has no plans to enter into any such agreement or arrangement.
     (c) The Principal Shareholder is an accredited investor as such term is defined in Section 501 of Regulation D of the Securities Act, has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature, and is capable, without the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the shares of Parent Preferred Interests and the Promissory Notes under this Agreement and of evaluating the merits and risks of an investment in the Parent Preferred Interests and the Promissory Notes. The Principal Shareholder will provide the Parent, upon request, with such information concerning any prior investment experience and other information as the Parent may deem necessary to further evaluate the foregoing representations.
     (d) The Principal Shareholder has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the shares of Parent Preferred Interests and the Promissory Notes.
     (e) The Principal Shareholder is able to bear the economic risk of its investment in the shares of Parent Preferred Interests and the Promissory Notes for an indefinite period of time and understands that (i) there is no assurance that the business of the Parent will be economically successful and (ii) the shares of Parent Preferred Interests and the Promissory Notes have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or pursuant to an exemption from such registration. The shares of Parent Preferred Interests are also subject to additional restrictions as provided in the Parent Operating Agreement. The Principal Shareholder is familiar with the provisions of the Parent Operating Agreement related to, among other things, the management of the Parent and the election of members of the board of managers of the Parent.
     (f) The Principal Shareholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the shares of Parent Preferred Interests and the Promissory Notes, has had full access to such other information concerning the Parent as the Principal Shareholder has requested and has not received and is not relying upon any written offering literature or prospectus.
     5.28 Affiliate Indebtedness. A complete and accurate list of all of the Affiliate Indebtedness is set forth in Schedule 5.28 attached hereto. Except as set forth in Schedule 5.28, there exists no borrowings to or from Affiliates or other Affiliate Indebtedness of any Acquired Company.
     5.29 Disclosure.
     (a) No representation or warranty of the Principal Shareholder or the Company in this Agreement and no statement in the Disclosure Schedules states or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading; and
     (b) No notice given by the Acquired Companies or the Principal Shareholder pursuant to Section 7.13 contains or will contain any untrue statement or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     5.30 Closing Date. All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto are true and correct in all respects on the date of this Agreement and shall be true and correct in all respects on the Closing Date.
     5.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of the Acquired Companies nor the Principal Shareholder makes any other express or implied representation or warranty on behalf of any of the Acquired Companies or the Principal Shareholder.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB
     Parent hereby represents and warrants to the Principal Shareholder as follows:
     6.1 Organization of Parent. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full legal power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts to which it is party.
     6.2 Authorization; No Conflict.
     (a) This Agreement and other Transaction Documents to which the Parent is a party (the “Parent Closing Documents”) have been or will be prior to Closing duly executed and delivered by the Parent and constitute the legal, valid, and binding obligations of the Parent, as the case may be, enforceable against the Parent in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Parent has all requisite power, authority and capacity to execute and deliver this Agreement and the Parent Closing Documents and to perform its obligations under this Agreement and the Parent Closing Documents.
     (b) Except as set forth in Schedule 6.2, neither the execution and delivery of this Agreement and the Parent Closing Documents nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of the Parent or (B) any resolution or other action taken by the members or the managers of the Parent; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge, any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Parent or any of the assets owned or used by the Parent, may be subject; or (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which the Parent is a party or by which the Parent may be bound; except in the case of each of clauses (ii) and (iii) above, for such contraventions, conflicts, violations or breaches which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Parent.
     (c) Except as set forth in Schedule 6.2, the Parent is not, nor will be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.
     6.3 Capitalization of the Parent. At Closing, after giving effect to the transactions contemplated by this Agreement, the authorized and issued equity interests of the Parent shall be owned as set forth in the Parent Operating Agreement, free and clear of all Encumbrances (except for any Encumbrances resulting from this Agreement, the Parent Operating Agreement and the other Transaction Documents). As of Closing, there will be a sufficient number of issued and outstanding units of the Parent Preferred Interests to enable the Parent to pay the Merger Consideration and to make all other necessary payments of its fees and expenses in connection with the Transactions. At the Closing, none of the outstanding membership interests or equity interests or other securities of the Parent will be issued in violation of the Securities Act or any other Legal Requirement.

     6.4 Disclosure.
     (a) No representation or warranty of the Parent in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     (b) No notice given by the Parent pursuant to Section 7.13 contains or will contain any untrue statement or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     6.5 Brokers or Finders         . Except as set forth in Schedule 6.5, neither the Parent, its officers and agents, nor any other Person acting on behalf of Parent has incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     6.6 Legal Proceedings. There is no pending Proceeding that has been commenced by or against the Parent or the Merger Sub and that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of Parent and the Merger Sub, no such Proceeding has been Threatened.
     6.7 Acquisition of the Company Common Stock.
     (a) The Parent is acquiring the Company Stock for its own account for investment, and not with a view to distribution within the meaning of Section 2(11) of the Securities Act.
     (b) The Parent understands that the shares of Company Stock have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein.
     (c) As of the Closing Date, the Parent is an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act. The Parent has such knowledge and experience in financial matters and the Parent is capable of evaluating the merits and risks of the proposed Merger.
     6.8 Representations and Warranties Concerning the Merger Sub. The Parent and Merger Sub, jointly and severally, represent and warrant to the Principal Shareholder and the Company as follows:
     (a) Organization and Standing. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.
     (b) Capital Structure. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $.01 per share, 1,000 of which are validly issued and outstanding, fully paid and nonassessable and are owned by the Parent free and clear of all liens, encumbrances and adverse claims.
     (c) Authority. Merger Sub has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and the Parent as its sole shareholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
     (d) No Prior History. The Merger Sub was organized on October 9, 2003 for the purpose of completing the transactions contemplated by this Agreement and has conducted no operations to date other than in connection with the transactions contemplated by this Agreement.
     6.9 Undisclosed Liabilities. Neither the Parent nor the Merger Sub has any liabilities except as disclosed on Schedule 6.9 hereto.
     6.10 Parent Investigation. The Parent has had an opportunity to ask questions and receive answers concerning its due diligence in the acquisition of the Company, has had full access to such other information concerning the Acquired Companies as requested.
ARTICLE VII.
ACTIONS OF THE COMPANY, THE PRINCIPAL SHAREHOLDER AND
THE PARENT BEFORE AND AFTER THE CLOSING DATE
     Each of the Company, the Principal Shareholder and the Parent covenants and agrees with each other as follows:
     7.1 Access and Investigation; Pre-Closing Assurances. Between the date of this Agreement and the Closing, the Company will (a) afford the Parent and its Representatives and prospective lenders and their Representatives (collectively, “Advisors”) reasonable access to the personnel, properties (including for purposes of environmental due diligence and subsurface testing), Contracts, suppliers, books and records and other documents and data of the Acquired Companies, (b) furnish the Parent and its Advisors with copies of all such Contracts, books and records and other existing documents and data as they may reasonably request, (c) make available to the Parent copies of any environmental reports or environmental assessments that are in the Company’s or the Principal Shareholder’s files, and (d) furnish the Parent and its Advisors with such additional financial, operating and other data and information as they may reasonably request.
     7.2 Operation of Business. Except as required, permitted or specifically provided for in this Agreement or in Schedule 7.2, between the date of this Agreement and the Closing, the Principal Shareholder will cause each of the Acquired Companies to: (a) conduct its business only in the Ordinary Course of Business and refrain from introducing any material new method of management, operation or accounting; (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, managers, employees and agents and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it; (c) maintain all of the assets of the Acquired Companies in customary repair, order and condition (ordinary wear and tear excepted); (d) confer with the Parent and its Advisors concerning operational matters of a material nature; (e) not start or acquire any new business without prior written consent to the Parent; (f) keep in full force and effect its present insurance policies or other comparable insurance coverage; (g) maintain its present debt and lease agreements (unless same otherwise mature) and refrain from entering into new or amended debt or lease agreements involving amounts individually or in the aggregate, exceeding $150,000, without prior written notification to the Parent, (h) perform all its material obligations under all debt and lease instruments and other agreements relating to or affecting its business, assets, property, equipment and rights, pay all payrolls due to employees in a timely manner, and pay all of its expenses and liabilities as they become due in the Ordinary Course of Business, and (i) refrain from providing discounted services or from discounting any receivables or taking steps to accelerate payment of accounts receivables prior to their due dates other than in the Ordinary Course of Business consistent with past practices; (j) maintain its present salaries and commissions level for all officers, directors, employees and agents except for usual and customary merit increases for employees; and (k) refrain from declaring or paying any bonuses, fees, extraordinary commissions or any other unusual distributions to the shareholders, directors, management, sales agents, employees or other personnel without prior written notification to the Parent, except in the Ordinary Course of Business.
     7.3 Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Company will not and the Principal Shareholder will not, without the prior consent of the Parent, take any affirmative action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 5.16 is likely to occur, except in the Ordinary Course of Business.
     7.4 Required Approvals. As promptly as practicable after the date of this Agreement, each party will make all filings required by Legal Requirements to be made by it in order to consummate the Transactions. Between the date of this Agreement and the Closing, the parties will (a) cooperate with respect to all filings that they may elect to make or may be required by Legal Requirements to make in connection with the Transactions and (b) cooperate in obtaining all consents identified in Schedules 5.2 or 6.2. Without limiting the generality of the foregoing, the Principal Shareholder will schedule, prepare for, and attend meetings with the Company’s principal suppliers in order to obtain the necessary consents from such suppliers. The Principal Shareholder will include a representative of the Parent and the Equity Sponsors in the meetings and will send the Parent and the Equity Sponsors copies of all correspondence related thereto.
     7.5 No Negotiation. Until the termination of this Agreement pursuant to Article XI, neither the Principal Shareholder nor any of the Acquired Companies nor any of their respective Affiliates or Representatives will directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Parent) relating to any transaction involving the sale of all or a substantial portion of the business or assets of the Acquired Companies or any securities of the Acquired Companies or any merger, consolidation, business combination or similar transaction involving the Acquired Companies (each such transaction referred to herein as a “Proposed Acquisition Transaction”). The Company and the Principal Shareholder will immediately notify the Parent if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify the Parent of the terms of any proposal which it or its Representatives may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party. The Company and the Principal Shareholder shall also provide the Parent with a copy of any offer.
     7.6 Review of Supplier and Customer Relationships The parties hereto shall jointly cooperate in the Parent’s review of the Acquired Companies’ relationships with, and the notification of, the customers and suppliers of the Acquired Companies concerning the Transactions. The manner, means and method of communication with such customers and suppliers shall be mutually determined by the parties hereto.
     7.7 Excluded Expenses. From and after the Closing Date, the Company shall have no obligation, regardless of historical practice, to make payments or reimburse the Principal Shareholder or any of its Related Persons for payment of the expenses historically paid by the Acquired Companies as set forth in Schedule 7.7 attached hereto (the “Excluded Expenses”) except as may be otherwise agreed to in writing.
     7.8 Best Efforts. Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its Best Efforts to cause the conditions in Articles VIII and IX to be satisfied.
     7.9 Non-Competition.
     (a) Covenant Not to Compete. Each of the Principal Shareholder and Roger Simons shall not, for a period equal to five (5) years after the Closing Date (the “Non-Compete Period”), directly or indirectly engage in, have any interest in, own, manage, operate, join, control or otherwise participate in any activity with any Person (whether as an advisor, director, officer, employee, agent, representative, principal, partner, joint venturer, owner, security holder, consultant or otherwise) which, directly or indirectly, competes with, the business conducted by the Acquired Companies in any of the states in which any of the Acquired Companies now, or shall then be doing business; provided, however, that the Principal Shareholder or Roger Simons may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or automated quotation system, if the Principal Shareholder or Roger Simons, as applicable, is not a controlling person of, or a member of a group which controls such entity and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity. The Principal Shareholder and Roger Simons shall each be paid $10,000 cash at the Closing in consideration for their agreements in this Section 7.9(a).
     (b) Non-Solicitation and Hire. Neither of the Principal Shareholder nor Roger Simons shall, at any time during the Non-Compete Period, either directly or indirectly, on his or its own account or jointly with or as an advisor, director, agent, representative, officer, manager, employee, principal, partner, joint venturer, owner or security holder, consultant or otherwise on behalf of any other Person, (i) solicit, the manufacture or sale of goods or provision of services comparable to or competitive with those of the Acquired Companies to any Person which, at the time has been, is a customer of, is a potential customer of, or is in the habit of dealing with any of the Acquired Companies in its business, (ii) endeavor directly or indirectly to canvas or solicit or to interfere with the supply of orders for goods or services from or by any Person which has been or is a supplier of goods or services to any of the Acquired Companies or (iii) directly or indirectly solicit or attempt to solicit away from any of the Acquired Companies, or otherwise interfere with the employment relationship with, any officer or any key employee, representative, consultant or other key agent of any of the Acquired Companies or employ or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an employee of any of the Acquired Companies.
     (c) Nondisclosure of Proprietary Information. Except as and to the extent required by law or as required in the performance of duties as the chief executive officer of the Parent, each of the Principal Shareholder and Roger Simons hereby agrees that it or he will not, either during the Non-Compete Period or any period thereafter, directly, indirectly or otherwise, disclose, publish, make available to, or use for its or his own benefit or the benefit of any Person for any reason or purpose whatsoever, any Confidential Information (as hereinafter defined). If Roger Simons is also an employee of any Acquired Company, he or it agrees that, upon termination of his employment hereunder, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to such Acquired Company and shall not be retained by Roger Simons or furnished to any third party, in any form, including, without limitation, of any document, record, notebook, computer program or similar repository of or containing any such Confidential Information, except as provided herein. The parties hereto stipulate and agree that the foregoing matters are important, material and confidential proprietary information and trade secrets that affect the successful conduct of the business of the Acquired Companies (and any successor or assignee of the Acquired Companies).
     (d) Relief and Enforcement. The Principal Shareholder expressly agrees and acknowledges that the Acquired Companies will or would suffer irreparable injury if Principal Shareholder or Roger Simons were to compete with Parent or any of its Affiliates in violation of this Agreement, that the remedies at law for any violation of this Section 7.9 would be inadequate and that the Parent or any Acquired Company would by reason of such competition be entitled to injunctive relief. In addition, in the event that any provision of this Section 7.9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.
     7.10 Accounts Receivable Indemnification. Subject to the limitations and terms set forth in Section 10.4 hereof, in the event any of the Accounts Receivable reflected on the face of the Closing Balance Sheet are not collected in full, net of any reserves for bad debts stated therein and as taken into account in determining the Net Liquidity Adjustment Amount as provided in Section 2.7, including all reasonable out-of-pocket collection expenses incurred in connection with the Company’s commercially reasonable efforts to collect any such Accounts Receivable, regardless of success (such amounts being the “AR Shortfall”), by the date that is 120 days after the Closing Date, upon written notice by Parent delivered to the Shareholders’ Representative not later than the date that is 150 days after the Closing Date, the Parent may make a claim for indemnification for the full amount of the AR Shortfall; provided, however, that the Company shall continue to use its Best Efforts to collect such Accounts Receivable as requested by the Shareholders’ Representative. For purposes of determining the amount of the AR Shortfall, any additional collection expenses incurred by the Acquired Companies to collect Accounts Receivable included in the AR Shortfall as requested by the Shareholders’ Representative after an initial indemnification claim is made by the Parent under Section 10.2 shall constitute additional amounts for which the Acquired Companies may offset against amounts collected on the Shareholders’ behalf, or amounts for which indemnity may be sought by the Shareholder Indemnified Parties under Section 10.2 if collections are insufficient to reimburse the Shareholder Indemnified Parties for such collection expenses. Subject to the Shareholder Indemnified Parties’ right of reimbursement pursuant to the preceding sentence, all amounts collected by the Company related to Accounts Receivable included in the AR Shortfall (for which the Shareholder Indemnified Parties have been fully indemnified) or accounts receivable written off prior to the Closing Date, will be distributed to the Shareholders pro rata according to the percentages set forth in Schedule 2.5(c).
     7.11 Employment of Acquired Company Employees Prior to the Closing, the Parent will (and the Principal Shareholder will cause the Acquired Companies to permit Parent to) offer continued employment with the Acquired Companies following the Closing to all of the individuals that are employees of the Acquired Companies immediately prior to the Closing, provided the Acquired Company shall not be required to terminate any employees. The Parent shall have full and absolute discretion in determining the terms, conditions and benefits relating to such employment after the Closing; provided, however, that for at least one year following the Closing Date the benefits offered to each such employee, in the aggregate, shall be no less favorable to such employee than the benefits applicable to his or her employment, in the aggregate, immediately prior to the Closing. In the event any of the employees of the Acquired Companies are terminated (other than for cause or as a result of voluntary resignation) from his employment during such one year period, the Parent will pay such employees severance compensation equal to two weeks of base salary of every one year of service with any Acquired Company, not to exceed twenty-six (26) weeks. The employees listed in Schedule 7.11 will receive the incentive benefits described in Schedule 7.11 and the Parent will provide such employees with severance compensation agreements providing for at least six months severance in the event of termination of any such employee’s employment without cause. Nothing contained in this Section 7.11 is intended to create any claim or right on the part of any employee of the Company, and no such employee shall be entitled to assert any such claim or right as of the Closing Date. In addition, nothing in this Section shall obligate the Parent to maintain any bonus or incentive compensation plans currently sponsored by the Company for the benefit of the Company’s employees. The provisions of this Section 7.11 may be modified with the consent of Roger N. Simons following the Closing.
     7.12 Company Stock Options. The Principal Shareholder and the Company shall take such actions as shall be necessary or required to (i) cause the conversion and cancellation of all outstanding Company Stock Options in the manner provided in Section 2.4(c) hereof prior to the Effective Time and (ii) terminate the Simons Petroleum, Inc. 2001 Stock Incentive Plan.
     7.13 Notification; Supplements to Disclosure Schedules. The parties acknowledge that the due diligence by Parent and its representatives has been ongoing. For purposes of the disclosures and the representations and warranties which require that various items be delivered to Parent, the Parent acknowledges that delivery to any one of the Equity Sponsors or their consultants, representatives, attorneys and accountants or to the employees, consultants, representatives, attorneys and accountants of Pathfinder Holdings, LLC or Pathfinder Petroleum Products, Inc., will be delivering such documents or making them available to Parent. Between the date of this Agreement and the Closing, each party to this Agreement will promptly notify each other party hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations or warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any fact or condition require any change in a party’s Disclosure Schedule if the Disclosure Schedule were dated the date of occurrence or discovery of any such fact or condition, such party will promptly deliver to the other parties a supplement to the Disclosure Schedule specifying such change and providing a written explanation (which shall become part of the Disclosure Schedule) in reasonable detail of the reason for the change. During the same period, each party to this Agreement will promptly notify each other party hereto of the occurrence of any breach of any covenant or agreement by such party in this Article VII or otherwise in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Articles VIII or IX impossible or unlikely. Each party to this Agreement shall promptly notify each other party hereto of any default, the threat or commencement of any Proceeding or any development that occurs before the Closing that could in any way materially affect such party, the business or assets of such party or the ability of such party to consummate the Transactions.
     7.14 Indemnification for Certain Environmental Liabilities. As of the Closing Date, the Principal Shareholder together with its designee, jointly and severally, (i) agrees to discharge any liability (including, without limitation, under Environmental Laws and any Contracts executed pursuant to Section 3.5 hereof) with respect to the Texarkana Truck Stop and the Other Real Property Assets located in Texarkana, Arkansas and described in Exhibit L attached hereto and (ii) agrees to indemnify, save and hold harmless the Shareholder Indemnified Parties as provided in Section 10.2(a)(v) from any and all such liabilities. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the foregoing indemnification shall not be subject to the Deductible or the Aggregate Cap described in Section 10.4(b). The Principal Shareholder will execute such documents the Parent may reasonably request to effect the assumption of such liabilities and indemnification hereunder.

     7.15 September Open Calls. As of or prior to the Closing Date, the Company will either (a) unwind the September Open Calls by buying additional average price Call Options at current strike prices which have the effect of eliminating all price risk associated with the September Open Calls or (b) limit the price risk of the September Open Calls by purchasing additional average price Call Options at strike prices that are $.05 per gallon over current strike prices, which have the effect of limiting the maximum price risk associated with the September Call Options to $.05 per gallon. In the event the Company elects the option contained in the preceding clause (b), (i) the Company will take such action as the Principal Shareholder may reasonably request with regard to the September Open Calls, including, without limitation, the purchase or sale of any average price Open Calls at strike prices approved by the Principal Shareholder, subject to the following clause (iii), (ii) the Company shall distribute to the Principal Shareholder any net proceeds realized by the Company in connection with the September Open Calls or any new average price Call Options purchased or sold by the Company with respect to the preceding clause (i), and (iii) the Principal Shareholder agrees to and shall indemnify, save and hold harmless the Shareholder Indemnified Parties from any and all liabilities or losses resulting directly from the September Call Options and the actions taken by the Company pursuant to this Section 7.15 at the request of the Principal Shareholder. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the foregoing indemnification shall not be subject to the Deductible or the Aggregate Cap described in Section 10.4(b). The Principal Shareholder will execute such documents the Parent may reasonably request to effect the covenants and indemnification hereunder.
     7.16 Environmental Insurance. The Company will use its Best Efforts to obtain as of the Closing Date the insurance described on Schedule 7.16 (the “Environmental Insurance”) which shall have a term of at least 18 months from the Closing Date and provide terms and conditions reasonably acceptable to the Parent and the Principal Shareholder. To the extent that coverage of any claim made by the Company under the Environmental Insurance for any loss incurred by the Company in connection with any condition, event or occurrence covered under the Environmental Insurance is legally and rightfully denied by the insurer under the express terms and provisions of the Environmental Insurance because of the inaccuracy of any representation, warranty, declaration or other statement made by the Principal Shareholder or any Acquired Company in connection with the application for, or procurement or issuance of, the Environmental Insurance, and, to the extent that inaccuracy results in a breach of any representation, warranty or covenant made in this Agreement by the Principal Shareholder or the Company, or triggers any right of the Shareholder Indemnified Parties to indemnification under this Agreement, then, notwithstanding the next sentence of this Section 7.16, the Shareholder Indemnified Parties may pursue whatever remedy, if any, is available to the Shareholder Indemnified Parties for that breach or right of indemnity under the terms and provisions of this Agreement against the Principal Shareholder with respect to that loss. Notwithstanding any other term, provision, indemnity, covenant, representation or warranty contained in this Agreement (except as otherwise provided in the immediately preceding sentence) or duty (except for any breach by Roger N. Simons of any fiduciary duty Roger N. Simons has as an officer or director of any Acquired Company) arising under any law, statute, rule, order or regulation, including, without limitation, the common law, neither the Company nor the Principal Shareholder shall have any obligation, responsibility, liability, undertaking or duty to any of the Shareholder Indemnified Parties with respect to any damage, loss, injury, cost, expense or penalty incurred or suffered by, or any claim, cause of action or chose in action asserted by, any Person that results or arises from any event, activity, occurrence, circumstance or condition with respect to which and to the extent that coverage, payment, compensation, reimbursement or other recourse is provided under the insurance obtained pursuant to this Section 7.16, and Parent shall release the Principal Shareholder and the Company from and against all obligations, responsibilities, liabilities, undertakings, duties, damages, losses, injuries, costs, expenses, penalties, claims, choses in action and causes of action with respect to each such event, activity, occurrence, circumstance and condition to the extent that coverage, payment, compensation, reimbursement or other recourse is provided under the insurance obtained pursuant to this Section 7.16 with respect thereto, except as otherwise provided in the immediately preceding sentence.
     7.17 Personal Guarantees. Schedule 7.17 lists the known personal guarantees executed by the Principal Shareholder, Roger Simons and/or Barbara Simons (the “Personal Guarantees”). Certain of the Personal Guarantees are listed in Schedule 9.6 as being required to be released prior to Closing, but certain Personal Guarantees may not be released prior to Closing. To the extent any Personal Gaurantees are not released prior to Closing, the Parent will continue to use its commercially reasonable efforts to obtain releases and/or to cause such Guarantees to be terminated upon the renewal of any underlying obligations.
     7.18 Environmental Compliance Actions.
     (a) The Company (and following the Closing Date, the Principal Shareholder) shall take all actions (collectively, the “Environmental Compliance Actions”) that are required to assess, remediate, clean up or abate the Identified Environmental Matters (defined below) to the extent required by any Environmental Law. For purposes of this Section 7.18, “Identified Environmental Matters” means the matters identified on Schedule 7.18.
     (b) The Company (and following the Closing Date, the Principal Shareholder) shall complete the Environmental Compliance Actions at its sole cost and expense and in compliance with all applicable Legal Requirements; provided, however, that the Company (and after the Closing Date, the Principal Shareholder) shall (i) consult with the Parent on a regular basis regarding the Environmental Compliance Actions, (ii) furnish the Parent periodic reports on the status of the completion of the Environmental Compliance Actions, (iii) provide the Parent copies of the results of all environmental, monitoring, drilling, testing and analysis conducted in connection with the Environmental Compliance Activities promptly after receipt by the Company or the Principal Shareholder (as the case may be), (iv) provide the Parent copies of all correspondence to or from any Governmental Body related to Environmental Compliance Actions and (v) provide the Parent any other information reasonably requested by the Parent concerning Environmental Compliance Actions.
     (c) The Company (or following the Closing Date, the Principal Shareholder) shall have the right hereunder to negotiate with responsible Governmental Bodies concerning the nature of any actions required with respect to the Environmental Compliance Activities; provided however, that following the Closing Date, the Principal Shareholder shall not, unless required by law propose any material action related to the Environmental Compliance Actions or enter into any agreement with any Governmental Body or any other Person concerning the Environmental Compliance Actions without the Parent’s prior approval, which approval shall not be withheld unless the effect of the proposed action or agreement would materially and adversely affect the operation, value, use, or enjoyment of the any of the material properties or assets of the Acquired Companies.
     (d) To the extent that copies have not otherwise already been delivered to Parent or the Company (as the case may be), the Parent and the Company each shall promptly furnish the other, and shall direct their respective environmental consultants to promptly furnish, copies of all communications to or from all federal, state or local authorities regarding the Environmental Compliance Actions.
     7.19 Sayre Truck Stop Refinancing. At any time after Closing that the Principal Shareholder arranges for alternative financing for the Sayre Truck Stop, which financing provides $2,226,000 in loan proceeds for payment to the Bank, subject to obtaining any required waivers or consents from the Bank, the Company or its Subsidiary, as appropriate, will enter into such financing arrangement, provided that, (i) the economic terms of such loan transaction are no less favorable to the Company than the terms provided by the Bank; (ii) the transaction does not place other affirmative or negative covenants on the Company which are inconsistent with the loan documents with the Bank or in addition to any such affirmative or negative covenants required by the Bank; and (iii) the Principal Shareholder pays all out of pocket costs, including commitment fees, bank fees, attorneys fees, mortgage taxes and closing costs, related to entering into the such refinancing.
ARTICLE VIII.
CONDITIONS PRECEDENT TO THE PARENT’S OBLIGATION TO CLOSE
     The Parent’s obligation to complete the Merger, to pay the Merger Consideration and to take the other actions required to be taken by the Parent at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Parent, in whole or in part):
     8.1 Accuracy of Representations. All of the representations and warranties of the Company and the Principal Shareholder in this Agreement (considered collectively) and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.
     8.2 Performance of the Shareholders and the Company.
     (a) All of the covenants and obligations that the Principal Shareholders and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
     (b) Each of the documents required to be delivered pursuant to Section 4.2(b) and 4.3 by the Company or the Principal Shareholder must have been delivered, and each of the other covenants and obligations in Article VII must have been performed and complied with in all respects.
     8.3 Consents. Each of the Consents identified in Schedule 8.3 must have been obtained and must be in full force and effect.
     8.4 [Reserved]
     8.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against the Company or against any Person affiliated with the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
     8.6 Financing. The Parent shall have secured the financing required to consummate the Merger and the other Transactions, upon terms and subject to conditions reasonably satisfactory to it.
     8.7 Shareholder Approval of Merger. The Shareholders by the requisite vote shall have approved this Agreement and the Merger in accordance with the TBCA, and in connection with such approval, no Shareholder shall have exercised its dissenters or appraisal rights pursuant to Article 5.11 of the TBCA.

     8.8 No Prohibition. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Parent or the Company to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, including federal and state securities laws, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.
     8.9 No Material Adverse Change. There shall not have occurred a Material Adverse Change since June 30, 2002 in (a) the Company’s working capital or shareholders’ equity, (b) the profitability of the Company compared to the period from July 1, 2001 to June 30, 2002, or (c) the business or future prospects of the Company, generally.
     8.10 Certificates of Insurance. The Principal Shareholder shall have caused the Company to have delivered to Parent such certificates of insurance as Parent requests from the Company, in writing, not less than three (3) business days before the Closing, which certificates shall name the Parent and Parent’s lenders as additional insureds under the Company’s insurance policies.
     8.11 Limitation of September Call Positions The Company shall have taken the actions required by Section 7.15.
     8.12 Environmental Insurance. The Principal Shareholder shall have furnished the Parent with a certificate signed by the insurer or an independent insurance broker showing that the Environmental Insurance has been obtained pursuant to Section 7.16 and that all premiums thereon for a term of at least 18 months forward after the Closing Date have been timely paid. Such certificate shall designate the Acquired Companies as the insured entities and the Parent as an additional insured entity and as a payee for any covered loss.
     8.13 Other Documents. Each of the Transaction Documents shall have been executed and delivered by each of the parties thereto (other than the Parent or Merger Sub) in form and substance reasonably satisfactory to the Parent.
ARTICLE IX.
CONDITIONS PRECEDENT TO THE
COMPANY’S AND THE PRINCIPAL SHAREHOLDER’S OBLIGATION TO CLOSE
     The obligation of the Principal Shareholder to complete the Merger in exchange for the Merger Consideration and of the Company and the Principal Shareholder to take the other actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Principal Shareholder in whole or in part):
     9.1 Accuracy of Representations. All of the representations and warranties of the Parent and Merger Sub in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing as if made on the Closing.
     9.2 The Parent’s and Merger Sub’s Performance.
     (a) All of the covenants and obligations that the Parent and Merger Sub is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 4.2(a) and 4.3 by the Parent and Merger Sub must have been delivered, and the payment required to have been made pursuant to Section 2.5(c) must have been made.
     9.3 Consents. Each of the Consents identified in Schedule 8.3 must have been obtained and must be in full force and effect.
     9.4 [Reserved]
     9.5 No Prohibition Neither the consummation nor the performance of any of the Transactions, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Principal Shareholder to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, including federal and state securities laws, or (b) any legal requirement or Order that has been published, introduced, or otherwise formally proposed by or before any governmental body.
     9.6 Release of Guarantees. Releases of each of the guarantees identified in Schedule 9.6, satisfactory to the Principal Shareholder, shall have been obtained or provision for payment of the indebtedness subject to such guarantees shall have been made, to the satisfaction of the Principal Shareholder.
     9.7 Supplier Credit Terms Satisfactory. The Principal Shareholder shall have determined that the consummation of the Transactions will not result in changes to the material credit terms contained in any one of the Company’s supplier contracts or existing arrangements with its principal suppliers, other than changes that would, in the discretion of the Equity Sponsors, not constitute a material adverse change in the business or financial condition of the Company taken as a whole.
     9.8 PNC Loan. The loan documents relating to the financing required to consummate the Merger and the other Transactions to be entered into with PNC Bank, National Association for itself and as agent (the “Bank”) shall specifically provide that the Bank will release any and all liens on the Sayre Truck Stop at any time upon the Company obtaining alternative financing for the Sayre Truck Stop in the amount of no more than $2,226,000 and the prepayment to the Bank of no more than $2,226,000 on the Company’s term note to the Bank.
     9.9 Approval of Loan Documents. The credit agreement, the subordination agreement and the other principal documents executed in connection with the financing provided by the Bank shall each be in form and substance reasonably satisfactory to the Principal Shareholder.
     9.10 Additional Legal Opinion. The Parent shall cause to be delivered an opinion of counsel (subject to reasonable assumptions, qualifications and limitations) in form and substance reasonably satisfactory to the Principal Shareholder to the effect that the Promissory Notes and the Security Agreement are enforceable in accordance with their terms, the Security Agreement creates a valid security interest in the collateral identified therein and that Principal Shareholder’s security interest in such collateral will be perfected upon taking the actions specified in such opinion.
     9.11 Other Documents. Each of the Transaction Documents shall have been executed and delivered by each of the parties thereto (other than the Company or any Shareholder) in form and substance reasonably satisfactory to the Principal Shareholder.

ARTICLE X.
INDEMNIFICATION; TAX MATTERS; REMEDIES
     10.1 Survival of Representations, Etc. The representations and warranties of the Company, the Principal Shareholder and the Parent contained herein shall survive until 18 months after the Closing Date; provided, however, that the representations and warranties contained in Section 5.8 (Accounts Receivable) and the covenants contained in Section 7.10 (Accounts Receivable Indemnification) shall only survive until 150 days after Closing, that the representations and warranties contained in Sections 5.11 (Taxes) shall continue to survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof) and that the representations and warranties contained in Section 5.3 (Capitalization) shall survive the Closing indefinitely.
     10.2 Indemnification.
     (a) By the Shareholders. The Principal Shareholder shall, indemnify, save and hold harmless the Parent and the Parent’s Affiliates and each of their respective Representatives (collectively, the “Shareholder Indemnified Parties”), from and against (and each of the Minority Shareholders’ interest in the Escrow Consideration will be subject to claims by the Shareholders’ Indemnified Parties) any and all costs, losses, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third party claims), attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to: (i) any breach of any representation or warranty made by the Principal Shareholder or the Company in Article V of this Agreement; (ii) any breach of any covenant or agreement made by the Principal Shareholder or the Company in this Agreement; (iii) any brokerage or similar commission or other compensation with respect to a third party who acted as a broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of the Shareholders or the Company in connection with the Transactions; (iv) the AR Shortfall pursuant to Section 7.10; (v) any liability (including all Environmental, Health and Safety Liabilities) arising out of the Texarkana Truck Stop and the Other Real Property Assets pursuant to Section 7.14; (vi) the September Open Calls pursuant to Section 7.15; (vii) all Environmental, Health and Safety Liabilities arising out of or incident to violations of Environmental Laws as a result of the Company’s (or after the Closing Date, the Principal Shareholder’s) failure to complete the Environmental Compliance Actions pursuant to Section 7.18; (viii) all Environmental, Health and Safety Liabilities which satisfy all of the following matters or criteria: (A) they are not covered by the insurance to be obtained pursuant to Section 7.16 hereof, (B) they arise from events or occurrences identified in Schedule 5.19 hereof, and (C) they arise out of unresolved claims or liabilities of which the Company has Knowledge as of the date hereof (for purposes of this Section 10.2(a)(viii) only, the term “Knowledge” means “Knowledge of the Company”); and (ix) any taxes imposed on any Shareholder by any Governmental Body as a result of the Merger, provided, however, with respect to any claims for Damages arising under Sections 7.9, 7.14 or 7.15 or clause (v) or (vi) above, no portion of the Escrow attributable to the Shareholders other than the Principal Shareholder will be subject to such claims.
     (b) By the Parent. The Parent shall indemnify, save and hold harmless the Shareholders and their Affiliates and Representatives (the “Parent Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by the Parent in this Agreement; (ii) any breach of any covenant or agreement made by the Parent in this Agreement; (iii) any brokerage or similar commission or other compensation with respect to a third party who acted as a broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of the Parent in connection with the Transactions; and (iv) any amounts required to be paid under the Personal Guarantees pursuant to Section 7.17.

     (c) The term “Damages” as used in this Article X is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims (excluding punitive damages only in matters not involving third party claims). Payments by any indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery. The rights and remedies provided in this Article X shall be exclusive as to any Damages incurred by a party under this Agreement; provided, however, that nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to such equitable remedies, including without limitation specific performance and injunctions.
     (d) Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, give written notice (a “Claim Notice”) to the indemnifying party promptly after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder for any purpose shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been actually prejudiced by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and would potentially create a conflict of interest, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing, but in any event, reasonably acceptable to the indemnifying party and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld, conditioned or delayed.
     If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment in accordance with the other provisions of this Section 10.2(d).

     (e) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its Representatives (including without limitation its attorneys) in the investigation, trial and defense of any lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. The indemnified party shall at all times keep the indemnifying party informed of all information and documents relating to the Claim of which it is aware and, if requested by the indemnifying party, give the indemnifying party and its or their Representatives reasonable access to the personnel of the indemnified party and/or its Representatives, as appropriate, and to any relevant premises, chattels, accounts, documents and records within the power, possession or control of such Persons to enable the indemnifying party and its Representatives to examine such Claim.
     (f) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.2 (except to the extent any such Person is party hereto in his or her individual capacity). Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.
     (g) Right to Set-Off. Subject to the limitations set forth in Section 10.5 and the terms and provisions of the Escrow Agreement, the Parent may set off any amount which it may be entitled to under this Article against the Promissory Notes.
     10.3 Tax Matters.
     (a) Tax Indemnification. The Principal Shareholder (provided, all amounts held pursuant to the Escrow Agreement, whether attributable to the Principal Shareholder or not, are subject to the claims of the Shareholder Indemnified Parties) shall be responsible for and pay and shall indemnify, save and hold harmless the Parent and the Company (and each of their respective Affiliates, successors and assigns) from and against (1) all Taxes imposed on the Company, or for which the Company is liable, with respect to (A) all periods ending on or prior to the Closing Date, or (B) any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (to the extent such Taxes are not (i) paid by the Company on or prior to the Closing Date, (ii) reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, or (iii) taken into account in the determination of Partial-Month Net Income or Partial-Month Net Loss (in each case without duplication)) (such portion, a “Pre-Closing Partial Period”); (2) to the extent not described in clause (1) of this sentence, any Taxes attributable to the Other Real Property Asset Distribution; (3) any Taxes attributable to the disallowance of any item resulting in a Texarkana Tax Benefit (but only to the extent of the amount paid to the Principal Shareholder pursuant to Section 10.3(j)); and (4) any costs or expenses with respect to the Taxes indemnified hereunder. The Parent shall be responsible for and pay and shall indemnify, save and hold harmless the Principal Shareholder (and each of its respective Affiliates, successors and assigns) from and against (1) all Taxes imposed on the Acquired Companies, or for which any of the Acquired Companies is liable, with respect to all periods beginning after the Closing Date and, with respect to any Straddle Period, the Post-Closing Partial Period (as defined below) (but excluding, to the extent applicable, all Taxes described in clauses (2) and (3) of the preceding sentence; and (3) any costs or expenses with respect to the Taxes indemnified hereunder. If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit or amount of Tax that results in an increase in a Tax liability for which the Principal Shareholder would otherwise be liable pursuant to this Section 10.3(a), and such change results in a decrease in the Tax liability of any Acquired Company, Parent, or any Affiliate or successor thereof for any taxable year or period beginning after the

Closing Date or for any Post-Closing Partial Period, which decrease would have resulted in a corresponding increase in the Cash Consideration had such decrease been properly reflected in the Closing Balance Sheet or Closing Income Statement, the Principal Shareholder shall not be liable pursuant to paragraph 10.3(a) with respect to such increase to the extent of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by the Principal Shareholder, Parent shall pay Principal Shareholder an amount equal to such decrease as an indemnification payment). For purposes of this Section 10.3(a), any Taxes attributable to the disallowance of any deductions or credits that were taken into account in determining the amounts reflected in the Closing Balance Sheet or the Closing Income Statement shall be treated as Taxes with respect to the Pre-Closing Partial Period (regardless of the taxable period with respect to which such Taxes are actually imposed).
     (b) Tax Periods Ending on or before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All income Tax Returns prepared by the Company pursuant to this Section 10.3(b) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law. The Parent and the Company shall permit the Principal Shareholder to review and comment on each such Tax Return described in the preceding sentence prior to filing. With respect to such Tax Returns, the Company shall promptly prepare and provide to the Principal Shareholder copies of any such Tax Returns and the schedules and workpapers related thereto. Notwithstanding any other provision of this Agreement, (i) the Company shall control the manner in which the Tax Returns to which this Section 10.3(b) applies are prepared and filed and (ii) the Shareholders shall not be obligated to indemnify the Parent, the Company, or any of their respective Affiliates for any Taxes shown as due on such Tax returns to the extent the amount of such Taxes exceeds the amount that would have been shown as due on such Tax Returns if such Tax returns had been prepared in a manner consistent with past practice, except as otherwise required by applicable law. Except as required pursuant to a final determination by any taxing authority, neither the Parent nor any Affiliate of the Parent shall (or shall cause or permit any of the Acquired Companies to) amend, refile or otherwise modify (or grant an extension or waiver of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Acquired Companies (x) with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of the Principal Shareholder, which consent shall not be withheld if Parent agrees to (i) hold the Shareholders harmless against any indemnification obligations the Shareholders would otherwise incur under this Agreement as a consequence of such action, and (ii) Parent agrees to pay over to the Shareholders the amount of any tax benefit arising with respect to such tax period as a result of such action except to the extent the action would have resulted in an increase in the reserve for Tax liabilities on the Closing Balance Sheet (other than a reserve for deferred taxes established to reflect timing differences between book and Tax income) a decrease in the Company’s Partial-Month Net Income, or an increase in the Company’s Partial-Month Net Loss or (y) with respect to any Straddle Period except in accordance with the procedures set forth in Section 10.3(d) applicable upon the Parent filing a Tax Return for a Straddle Period. If, as a result of error in the preparation of any Tax Return filed by any of the Acquired Companies with respect to a period ending before or including the Closing Date, or a change in applicable law following the filing of any such Tax Return, amending such Tax Return would decrease the amount of the Acquired Companies’ Taxes with respect to a period ending on or before the Closing Date or a Pre-Closing Partial Period by an amount that materially exceeds any resulting reasonably expected increase in the Acquired Companies’ Taxes for other periods, then, upon the written request of the Principal Shareholder, the Acquired Companies shall (and the Parent shall cause or permit the Acquired Companies to) amend, at the expense of the Principal Shareholder, such Tax Return, and the Parent shall pay over to the Shareholders an amount equal to the excess of the amount of such reduction in Taxes over the amount of any increase in Taxes of Parent or any of the Acquired Companies reasonably expected to result from such amendment with respect to any period beginning after the Closing Date and/or any Post-Closing Partial Period, and providing that the Principal Shareholder agrees to hold the Parent and the Acquired Companies harmless against any indemnification obligations the Parent and the Acquired Companies would otherwise incur under this Agreement as a consequence of such amendment.
     (c) Payment. The Shareholders shall reimburse the Parent for any Taxes of the Company owing for the returns filed under subsection (b) above with respect to such periods within fifteen (15) days after payment by the Parent or the Company and its Subsidiaries of such Taxes to the extent such Taxes are not (i) paid by the Company on or prior to the Closing Date, (ii) reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, (iii) taken into account in the determination of Partial Month Net Income and Partial Month Net Loss (in each case without duplication), or (iv) attributable to the Company’s failure to prepare the returns filed under subsection (b) above in accordance with past practice, except as otherwise required by applicable law.
     (d) Straddle Periods. Any Taxes with respect to the Company that relate to a Tax period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) and which are not included in the Closing Balance Sheet shall be apportioned between the Pre-Closing Partial Period and the portion of such Straddle Period beginning on the day after the Closing Date (the “Post-Closing Partial Period”), (i) in the case of real or personal property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and, (ii) in the case of other Taxes, on the “closing of the books” method; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis, and provided further, that any changes as a result of the Merger in such exemptions, allowances or deductions than would have otherwise been available shall not increase the taxes payable by the Shareholders The Company shall file any Tax Returns for any Straddle Period, and the Parent shall pay or cause the Company to pay all Taxes shown as due on any such Tax Returns. The Shareholders shall pay the Parent all such Taxes apportioned to the Pre-Closing Partial Period (to the extent such Taxes are not (i) paid by the Company prior to the Closing Date, (ii) reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, or (iii) taken into account in the determination of Partial-Month Net Income or Partial-Month Net Loss (in each case without duplication)) due pursuant to the filing of any such Tax Returns under the provisions of this Section 10.4(c) within fifteen (15) business days of receipt of notice of such filing by the Company, which notice shall set forth in reasonable detail the calculations regarding the Shareholders’ share of such Taxes.
     (e) Refunds. Any Tax refunds that are received by Parent or any of the Acquired Companies, and any amounts credited against Tax to which Parent or the Acquired Companies become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Principal Shareholder, and Parent shall pay over to the Principal Shareholder any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto; provided, however, that the Parent and the Company shall be entitled to the portion of any refund (i) resulting from a carryback of a net operating loss, net capital loss, Tax credit or similar item sustained or arising in any period ending after the Closing Balance Date or in any Post-Closing Partial Period, (ii) reflected as an asset on the face of the Closing Balance Sheet, or (iii) attributable to an adjustment to any of the Acquired Companies’ Taxes that would have resulted in an increase in the reserve for Tax liabilities on the Closing Balance Sheet (other than a reserve for deferred taxes established to reflect timing differences between book and Tax income) a decrease in the Company’s Partial-Month Net Income, or an increase in the Company’s Partial-Month Net Loss. In addition, to the extent that a claim for refund or a Proceeding results in a payment or credit against Tax by a taxing authority to Parent or any Acquired

Company of any amount accrued as a liability on the Closing Balance Sheet, Parent shall pay such amount to the Principal Shareholder within fifteen (15) days after receipt or entitlement thereto.
     (f) Cooperation on Tax Matters.
          (i) The Parent, the Company and its Subsidiaries and the Principal Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (all of which shall be made by or controlled, as applicable, by the Company, except as expressly provided in this Section 10.3). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and the Principal Shareholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Balance Sheet Date until the expiration of the statute of limitations (and, to the extent notified by the Parent or the Principal Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or the Principal Shareholder, as the case may be, shall allow the other party to take possession of such books and records.
          (ii) The Parent and the Principal Shareholder further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (iii) The Principal Shareholder shall have the sole right to represent each Acquired Company’s interest in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel (reasonably acceptable to Parent) of its choice at its expense. The Principal Shareholder shall keep Parent reasonably informed as to any material change or development in the status of any such audit or proceeding. The Principal Shareholder shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to Taxes of any Acquired Company for any taxable period ending on or before the Closing Date; provided, however, that the Principal Shareholder shall not settle any claim for Taxes which would have a Material Adverse Effect on the Acquired Companies, or any Affiliate thereof, for periods beginning after the Closing Date (including Post-Closing Partial Periods) without the prior written consent of Parent, which consent shall not be unreasonably withheld, if the Principal Shareholder has indemnified Parent against the effects of any such settlement. In the case of any Straddle Period, the Principal Shareholder shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the Pre-closing Partial period and, with the written consent of Parent, and at the Principal Shareholder’s sole expense, may assume the entire control of such audit or proceeding. None of Parent, any of its Affiliates or any of the Acquired Companies may agree to settle any Tax claim which may be the subject of indemnification by Principal Shareholder under Section 10.3(a) without the prior written consent of the Principal Shareholder, which consent may be withheld in the reasonable discretion of the Principal Shareholder.
     (g) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with this Agreement (including any corporate-level gains tax triggered by the Merger), shall be paid equally by the Shareholders and the Parent when due, and the Shareholders and the Parent will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Shareholders and the Parent will, and will cause their respective affiliates to, join in the execution of any such Tax Returns and other documentation.
     (h) Characterization of Payments. Any payments made to the Shareholders, the Company or the Parent pursuant to this Article X shall constitute an adjustment of the Merger Consideration for Tax purposes and shall be treated as such by the Parent, the Company and the Shareholders on their Tax Returns to the extent permitted by law.
     (i) No Code §338 Election. Notwithstanding any other provision of this Agreement the Shareholders and the Principal Shareholder shall have no obligation to indemnify the Parent or any of the Acquired Companies against any Taxes incurred as a result of an election under Code §338 with respect to the transactions contemplated by this Agreement.
     (j) Texarkana Truck Stop. Within seven (7) days following the due date (determined without taking into account any extensions) for the Acquired Companies to file their federal income Tax Return for the taxable year in which the sale of the Texarkana Truck Stop occurs in accordance with Section 3.5, the Acquired Companies shall pay to the Principal Shareholder as additional Merger Consideration an amount (the “Texarkana Tax Benefit”) equal to (i) the aggregate Tax that would have been owed by the Acquired Companies, had such sale or transfer not occurred, for the taxable period in which the sale or transfer occurs and any prior taxable periods to which tax items arising from the sale or transfer of the Texarkana Truck Stop are carried back and applied, less (ii) the aggregate amount of Tax actually owed by the Acquired Companies for such period or periods, provided, however, that any payment otherwise required to be made to the Principal Shareholder pursuant to this Section 10.3(j) shall be reduced to the extent the Texarkana Tax Benefit (A) is taken into account in determining the Cash Adjustment Amount and/or (B) is or will be taken into account in the determination of any amount paid or to be paid to the Principal Shareholder pursuant to Section 10.3(e) (Refunds). No real property, ad valorem or tangible personal property taxes relating to the Texarkana Truck Stop shall be taken into consideration in determining the amount of the Texarkana Tax Benefit.
10.4 Limitations on Indemnity/Commitments.
     (a) The indemnification obligation of the Principal Shareholder and the Parent pursuant to Section 10.2(a) or (b), respectively, shall be limited to Claims for Damages made by Claim Notice to the indemnifying party prior to the last date of survival thereof referred to in Section 10.1 and any such Claim for Damages shall survive until its final resolution.
     (b) The Shareholder Indemnified Parties may not recover Damages from the Shareholders pursuant to Section 10.2(a)(i)-(iv) and (viii) (General Indemnification) until the aggregate amount of Damages relating to such Claims for which the Shareholder Indemnified Parties, in the aggregate, are seeking indemnification exceeds $400,000 (the “Deductible”); provided, however, that (i) in the event the aggregate amount of Damages for which Shareholder Indemnified Parties are seeking indemnification pursuant to this Agreement exceeds the Deductible, the Shareholder Indemnified Parties may recover the full amount of such Damages in excess of the Deductible; and (ii) Claims for Damages pursuant to Section 3.2, Section 10.2(a)(v), (vi) and (ix), Section 10.2(a)(i) resulting from a breach of the representations and warranties made in Section 5.3, Section 5.19(l) and Section 10.3 shall not be subject to the Deductible, but shall be recoverable from the first dollar and (iii) Claims for Damages pursuant to Section 10.2(a)(vii) shall not count towards the Deductible unless and until the aggregate amount of such Damages related to Section 10.2(a)(vii) exceeds $25,000, in which event all Claims for Damages pursuant to Section 10.2(a)(vii) shall be counted towards the Deductible from the first dollar. Notwithstanding the foregoing, the maximum amount of Damages for which the Shareholders shall be liable pursuant to Sections 10.2(a) (i)-(iv) and (viii) shall be fifteen percent (15%) of the aggregate amount of the Merger Consideration (the “Aggregate Cap”), except that Claims for payments pursuant to Section 3.2, Section 10.2(a)(i) resulting from a breach of the representations and warranties made in Section 5.3, Section 10.2(a)(v), (vi) and (ix) and Section 10.3 shall not be subject to or in any way included in the Aggregate Cap. Amounts for which the Principal Shareholder is liable shall be paid by the Principal Shareholder by means of an offset against amounts payable under the Promissory Notes with additional amounts (up to the Aggregate Cap) paid by the Principal Shareholder by means of a wire transfer of immediately available funds. The Shareholder Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Deductible that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Deductible ultimately is met, survive until its final resolution.
     (c) The Parent Indemnified Parties may not recover Damages from the Parent pursuant to Section 10.2(b)(i) and (ii) until the aggregate amount of Damages for which the Parent Indemnified Parties, in the aggregate, are seeking indemnification pursuant to Section 10.2(b) exceeds $400,000 (the “Parent Deductible”); provided, however, that Claims for Damages pursuant to Section 3.2, 3.4 and 3.5 or pursuant to Section 10.2(b)(iv), Section 10.3, Section 7.15(i) and (ii) (open calls), Section 7.17 (personal guarantees) and Section 7.19 (Sayre Truck Stop) and Section 7.10 shall not be subject to the Parent Deductible but shall be recoverable from the first dollar. The Parent Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which such deductible amount that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such deductible amount ultimately is met, survive until its final resolution.
     (d) The liability of the Shareholders, on the one hand, and the Parent, on the other hand, under the indemnification provisions of Sections 10.2(a) and (b) hereof respectively with respect to any Claim shall be subject to reduction for proceeds from insurance benefits actually realized in cash by the indemnified Person in connection with the loss or damage suffered by such Person which forms the basis of the indemnifying Person’s liability hereunder.
     (e) Payment of any Claim shall to the extent of such payment satisfy and preclude any other Claim which is capable of being made in respect of the same specific subject matter.
     10.5 Exclusive Remedy. Except for cases involving fraud or willful misconduct, the Company, Principal Shareholder and Parent acknowledge and agree that the indemnification provisions provided in this Article X shall be the exclusive remedy of the Company, Principal Shareholder and the Parent with respect to any claim for a breach of representation and warranty or covenant contained in this Agreement.
ARTICLE XI.
TERMINATION
     11.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated: (a) by the Principal Shareholder, on the one hand, or by the Parent, on the other hand, if a breach of any provision of this Agreement has been committed by the other party or its Affiliates and such breach has not been expressly waived in writing; (b) (i) by the Parent if any of the conditions in Article VIII have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Parent to comply with its obligations under this Agreement) and the Parent has not expressly waived such condition in writing on or before the Closing;

(ii) by the Principal Shareholder, if any of the conditions in Article IX has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Principal Shareholder or the Company to comply with their obligations under this Agreement) and the Principal Shareholder has not expressly waived such condition in writing on or before the Closing; or (iii) by the Principal Shareholder if, at any time, as a result of contacting suppliers and vendors of the Acquired Companies pursuant to Sections 7.4 and 7.8, any such suppliers or vendors indicate or the Principal Shareholder in good faith believes that the credit arrangements previously provided to the Acquired Companies by such suppliers and vendors will be materially and adversely changed and the Equity Sponsors and Parent do not provide to the Principal Shareholder reasonable written assurance that the Parent and the Equity Sponsors waive any condition to Closing which might not be satisfied as a result of such material adverse change; (c) by Parent, within ten (10) business days after receipt of any notice issued by the Company or the Principal Shareholder pursuant to Section 7.13 if any supplement to a Disclosure Schedule described in such notice constitutes or reflects, individually or in the aggregate, a Material Adverse Change to the business, assets financial condition or prospects of the Acquired Companies (as determined in good faith by Parent); (d) by mutual consent of the Parent and the Principal Shareholder; or (e) by either the Parent or the Principal Shareholder if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 10, 2004, or such later date as the parties may agree upon in writing.
     11.2 Effect of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 10.2 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE XII.
MISCELLANEOUS
     12.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that the Parent may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly owned Subsidiary (or a partnership controlled by the Parent) or Subsidiaries of the Parent or to a successor in interest to the Parent which shall assume all obligations and Liabilities of the Parent under this Agreement; provided, however, that the Parent shall remain liable for all obligations hereunder and shall be a co-maker or guarantor on the Promissory Note. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     12.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method and an appropriate confirmation is received; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to the Company or the Shareholders (prior to Closing), addressed to:
Simons Petroleum, Inc.
Attn: Roger N. Simons
1120 N.W. 63rd Street, Suite 300
Oklahoma City, OK 73116-6505
Telephone: (405) 848-3500
Telecopy: (405) 848-3508
          With a copy to:
McAfee & Taft
10th Floor, Two Leadership Square
Oklahoma City, OK 73102
Attn: W. Chris Coleman
Telephone: (405) 552-2234
Telecopy: (405) 823-9310
          If to the Principal Shareholder after Closing, to:
c/o Kenneth W. Bain
P. O. Box 380732
Duncanville, Texas 75138
          With a copy to:
McAfee & Taft
10th Floor, Two Leadership Square
Oklahoma City, OK 73102
Attn: W. Chris Coleman
Telephone: (405) 552-2234
Telecopy: (405) 823-9310
          If to the Parent addressed to:
SPI Petroleum LLC
4900 Woodway, Suite 670
Houston, Texas 77056
Attn: President
Telephone: (713) 225-6100
Telecopy: (713) 225-6104

          With a copy to:
Chamberlain, Hrdlicka, White, Williams & Martin
1200 Smith Street, Suite 1400
Houston, Texas 77002
Attn: James J. Spring, III
Telephone: (713) 658-1818
Telecopy: (713) 658-2553
or to such other place and with such other copies as any party may designate as to itself by written notice to the others.
     12.3 Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas (without giving effect to its conflicts of law principles), except with respect to matters of law concerning the internal corporate affairs of any corporate, partnership or limited liability entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.
     12.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits, annexes and schedules hereto (including the Disclosure Schedules and the other agreements referred to herein), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement (other than a supplement to the Disclosure Schedules pursuant to Section 7.13), modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     12.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12.6 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Principal Shareholder shall be responsible for any out-of-pocket legal, accounting or other professional fees or expenses incurred by the Company in connection with the transactions and this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.
     12.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.
     12.8 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.9 Publicity. Except as required by law, none of the Parent, Merger Sub, the Company, the Principal Shareholder, nor any of their respective Representatives or Related Persons shall issue any press release or make any public statement regarding this Agreement and the Transactions contemplated hereby, without prior written approval of the other parties; provided however, that in the case of announcements, statements, acknowledgments or revelations which any party hereto is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than five (5) business days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. The Parent may, with the prior written consent of the Principal Shareholder, (i) issue or make an appropriate press release or public announcement after the Closing, or (ii) to the extent the Parent believes in good faith that such action is necessary to encourage a prospective acquisition candidate to negotiate a sale of its business to the Parent, the Parent may make an appropriate and limited disclosure of the Transactions to a prospective acquisition candidate, provided such candidate has signed a confidentiality agreement with the Parent.
12.10 Confidential Information.
     (a) No Disclosure. The parties acknowledge that the Transactions described herein are of a confidential nature and shall not be disclosed except to the Parent and its Representatives, consultants, and Affiliates and to prospective lenders and their Representatives, or as required by law, until such time as the parties make a public announcement regarding the Transaction as provided in Section 12.10, except as required by any Applicable Contract or to obtain any Consent required as a condition to the Closing.
     (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the Transactions, and the performance of obligations hereunder, the Parent acknowledges that it will have access to confidential and proprietary information relating to the Principal Shareholder and the Company and the Principal Shareholder acknowledges that it will have access to confidential information relating to the Parent and its Affiliates, in each case, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Principal Shareholder and the Company or the Parent, as the case may be, or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information (“Confidential Information”). The term “Confidential Information” does not include information received by one party in connection with the Transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) was within such party’s possession prior to its being furnished to such party by or on behalf of the other party in connection with the Transactions contemplated hereby, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party with respect to such information.
     (c) Each party shall treat all Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its Representatives, Affiliates and, in the case of the Parent, potential financing sources who need to know such Confidential Information in connection with the Transactions contemplated hereby. Each party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.
     (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its Representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the Transactions contemplated hereby.
     (e) If one party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least forty-eight (48) hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.
     12.11 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 10.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.
     12.12 Consent to Jurisdiction. Each party hereto irrevocably and unconditionally: (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Cook County, Illinois; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.
     12.13 Attorneys’ Fees. Subject to the provisions of Article X, if any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.
     12.14 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
     12.15 No Interpretation Against Drafter. This Agreement is the product of negotiations between the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.
     12.16 Construction. All pronouns and any variations thereof are deemed to referred to the masculine, feminine, neuter, singular or plural, as the identify of the person or persons may require.
     12.17 Further Assurances. The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as may be reasonably requested by another party hereto for the purpose of carrying out the intent of this Agreement and the Transactions contemplated by this Agreement.
(Signature Pages Follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

PARENT:

SPI Petroleum LLC, a Delaware limited liability company

By: Name:	/S/ Chester J. Jachimiec Chester J. Jachimiec
Its:	President

MERGER SUB:

Simons Acquisition Co., Inc., a Texas corporation

By: Name:	/S/ Chester J. Jachimiec Chester J. Jachimiec
Its:	President

COMPANY:

Simons Petroleum, Inc., a Texas corporation

By: Name:	/S/Roger N. Simons Roger N. Simons
Its:	President

PRINCIPAL SHAREHOLDER:

Simons Texas Limited Partnership, a Texas limited partnership

By:	Simons Capital Texas Corporation, a Texas corporation, its general partner

By: Name:	/S/ Kenneth W. Bain Kenneth W. Bain
Its:	President

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APPENDIX A
Defined Terms
     The following terms, when capitalized in the Agreement, shall have the meanings set forth in this Appendix A:
     “Accounting Firm” shall have the meaning set forth in Section 3.1(a).
     “Accounts Receivable” shall have the meaning set forth in Section 5.8.
     “Acquired Companies” shall mean the Company and its Subsidiaries, collectively.
     “Advisors” shall have the meaning set forth in Section 7.1.
     “Affiliate” shall have the meaning set forth in the Exchange Act. Without limiting the foregoing, all directors and officers of a Person that is a corporation, all managing members or managers of a Person that is a limited liability company, and all general partners in any general or limited partnership shall be deemed Affiliates of such Person for all purposes hereunder; provided, however, in no event will TA or its Affiliates be considered Affiliates of the Company and provided, further, that in no event shall the Equity Sponsors or any of their Affiliates or portfolio companies be considered Affiliates of the Parent.
     “Affiliate Indebtedness” shall mean any accounts payable, loan or otherwise indebtedness of any kind, liability of the Principal Shareholder or any Affiliate of the Principal Shareholder owed to the Company.
     “Affiliate Leases” shall have the meaning set forth in Section 4.3(c).
     “Aggregate Cap” shall have the meaning set forth in Section 10.5(b).
     “Agreement” shall mean this Agreement and Plan of Merger.
     “Applicable Contract” shall mean any Contract listed or required to be listed in Schedule 5.17.
     “Balance Sheet” shall have the meaning set forth in Section 5.4(i).
     “Bank” shall have the meaning set forth in Section 7.19.
     “Best Efforts” shall mean the reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.
     “CERCLA” shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act of 1986, 42 U.S.C. § 9601 et seq., as amended.
     “Cash Adjustment Amount” shall have the meaning set forth in Section 2.7.
     “Cash Consideration” shall have the meaning set forth in Section 2.5(c).
     “Claim” shall have the meaning set forth in Section 10.2(c).
     “Claim Notice” shall have the meaning set forth in Section 10.2(c).

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     “Cleanup” shall mean any investigation, cleanup, removal, containment or other remediation or response actions.
     “Closing” shall have the meaning set forth in Section 4.1.
     “Closing Balance Sheet” shall have the meaning set forth in Section 3.1(a).
     “Closing Balance Sheet Date” shall mean the date of the Closing Balance Sheet determined pursuant to Section 3.1(a).
     “Closing Balance Sheet Delivery Date” shall have the meaning set forth in Section 3.1(b).
     “Closing Cash Consideration” shall have the meaning set forth in Section 2.8
     “Closing Date” shall mean the date on which the Closing actually takes place.
     “Closing Estimate” shall have the meaning set forth in Section 2.8.
     “Closing Income Statement” shall have the meaning set forth in Section 3.1.
     “Company” shall have the meaning set forth in the preamble of this Agreement.
     “Company Common Stock” shall have the meaning set forth in the preamble of this Agreement.
     “Company Preferred Stock” shall have the meaning set forth in the preamble of this Agreement.
     “Company Stock” shall mean any and all of the issued and outstanding shares of capital stock or other securities of the Company and any and all securities convertible into or exchangeable for shares of capital stock or other securities issued by the Company or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by the Company.
     “Company Stock Options” shall have the meaning set forth in the preamble of this Agreement.
     “Confidential Information” shall have the meaning set forth in Section 12.10(b).
     “Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contract” shall mean any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Converted Share” shall have the meaning set forth in Section 2.5(c).
     “Damages” shall have the meaning set forth in Section 10.2(a).
     “Deductible” shall have the meaning set forth in Section 10.4.
     “Director Resignations” shall have the meaning set forth in Section 4.3(g).
     “Disclosure Schedules” shall mean the schedules prepared and delivered by the Principal Shareholders for and to the Parent and dated as of the date hereof which set forth the exceptions to the

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representations and warranties contained herein and certain other information called for by this Agreement.
     “DOL” shall mean the United States Department of Labor or any successor agency.
     “Effective Time” shall have the meaning set forth in Section 2.2.
     “Employed Intellectual Property” shall have the meaning set forth in Section 5.21.
     “Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities” shall mean any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:
          (a) any environmental, health or safety matters or conditions (including onsite or off-site contamination, occupational safety and health and regulation of chemical substances or products);
          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;
          (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, including any Cleanup required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or
          (d) any other compliance, corrective investigative or remedial measures required under any Environmental Law or Occupational Safety and Health Law.
     The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.
     “Environmental Law” shall mean all applicable federal, state, district, local and foreign laws, all rules, requirements or regulations promulgated thereunder and all orders, consent orders, judgments, notices, notice requirements, licenses, or permits issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment (including, without limitation, ambient air, surface water, ground water, the preservation or protection of waterways, drinking water, land surface, wildlife, plants or other natural resources), including without limitation (a) laws limiting emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, wastes or other substances into the Environment and (b) laws relating to the identification generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants,

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chemicals, industrial materials, or wastes. Environmental Laws shall include, without limitation, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), RCRA, the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Motor Carrier Act of 1980 (49 U.S.C. § 101 et seq.) or any other similar federal, state or local law of similar effect, each as amended, but shall not include the USA Patriot Act and any regulations promulgated thereunder.
     “Environmental Permits” shall mean all licenses, permits, approvals, authorizations, Consents or orders of, or filings with, any Governmental Body, whether federal, state or local, required for the operation of the Facilities under Environmental Laws.
     “Equity Sponsors” mean each of Northwest Capital Partners II, L.P., Waud Capital Partners, L.P. and RBC Capital Partners.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “ERISA Affiliate” shall mean any other Person that, together with any of the Acquired Companies, would be treated as a single employer under IRC § 414(b) or (c), and solely for the purposes of potential liability under ERISA § 302(c)(ii) and IRC § 412(c)(ii) and the lien created under ERISA §302(f) and IRC § 412(n), under IRC § 414(m) or (o).
     “Escrow Agent” shall have the meaning set forth in Section 2.9.
     “Escrow Agreement” shall have the meaning set forth in Section 2.9.
     “Escrow Consideration” shall have the meaning set forth in Section 2.9.
     “Escrow Term” shall have the meaning set forth in Section 2.9.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or any successor law.
     “Excluded Expenses” shall have the meaning set forth in Section 7.7.
     “Facilities” shall mean any real property, leaseholds or other interests currently owned, operated or used by any Acquired Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently owned, used or operated by any of the Acquired Companies; provided, however, that Facilities shall not include any above ground or underground storage tanks which are owned or operated by TA or any other retailer and which are not owned or operated by any Acquired Company.
     “Financial Statements” shall have the meaning set forth in Section 5.4.
     “GAAP” shall mean United States generally accepted accounting principles and practices consistently applied. To the extent such definition is referenced in connection with any interim or unaudited financial statements, it is recognized that such financial statements are subject to year-end adjustments and do not contain footnote disclosures and exclude the application of SFAS 133 and SFAS 130 for such periods.

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     “Governmental Authorization” shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body pursuant to any Legal Requirement.
     “Governmental Body” shall mean any:
          (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;
          (b) federal, state, local, municipal, foreign or other government;
          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);
          (d) multi-national organization or body; or
          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature over the operations of the Company.
     “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, recycling, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that poses an unreasonable risk of harm to Persons or property on or off the Facilities or that may adversely affect the value of the Facilities or the Company; provided, however, that the transportation, storage, sale, distribution, handling, management and use of petroleum products, antifreeze, synthetic oils, solvents, cleaning agents and other products sold, used, stored or delivered in the Ordinary Course of Business in compliance with Environmental Laws and Occupational Safety and Health Laws in the Ordinary Course of Business of any Acquired Company shall not be deemed a Hazardous Activity.
     “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, displaying characteristics of or classified as, or otherwise determined to be, hazardous, radioactive, infectious, bio-hazardous or toxic or a pollutant or a contaminant subject to regulation, control, response or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all fractions, derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials; provided, however, that the petroleum products, antifreeze, synthetic oils, solvents, cleaning agents and other products sold in the Ordinary Course of Business which are transported, stored, sold, distributed, handled, managed and used by an Acquired Company in compliance with Environmental Laws and Occupational Safety and Health Laws in the Ordinary Course of Business of any Acquired Company shall not be deemed Hazardous Materials.
     “Holdback Measurement Period” shall have the meaning set forth in Section 3.4(b)(ii).
     “Included Current Assets” shall have the meaning set forth in Section 3.2(d)(i).
     “Included Current Liabilities” shall have the meaning set forth in Section 3.2(d)(i).
     “Intellectual Property” shall have the meaning set forth in Section 5.21.

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     “Interim Balance Sheet” shall have the meaning set forth in Section 5.4(i).
     “IRC” shall mean the Internal Revenue Code of 1986, as amended, or any successor law.
     “IRS” shall mean the United States Internal Revenue Service or any successor agency.
     “Key Employee” shall mean Roger Simons, Brad Simons, Steve Cross, Michael McDonald, Tom Sutton, Steve Hiatt and Mike McLaughlin.
     “Knowledge” shall mean and an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after due inquiry that is reasonable under the circumstances.
     “Knowledge of the Company” or other similar phrases shall mean and include, the cumulative Knowledge of the Key Employees after due inquiry and discussion among such persons that is reasonable under the circumstances.
     “Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
     “Material Adverse Effect” or “Material Adverse Change” shall mean any material adverse effect or change in the financial condition, business, results of operations or liabilities or prospects of any party, its business and/or assets or on the ability of such party or its partners, members, stockholders or shareholders, as the case may be, to consummate the Transactions, or any event or condition which could reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change.”
     “Merger” shall have the meaning set forth in the preamble of this Agreement.
     “Merger Consideration” shall have the meaning set forth in Section 2.5(c).
     “Merger Sub” shall have the meaning set forth in the preamble of this Agreement.
     “Minority Shareholders” means the Persons holding Company Stock, other than the Principal Shareholder.
     “Multiemployer Plan” shall have the meaning set forth in ERISA §§ 3(37)(A) and 4001(a)(3).
     “Net Equity Adjustment” shall have the meaning set forth in Section 2.7(b).
     “Net Liquidity Adjustment” shall have the meaning set forth in Section 2.7(b).
     “Net Equity Balance” shall have the meaning set forth in Section 2.7(b).
     “Net Proceeds” shall have the meaning set forth in Section 3.5.
     “New TA Agreement” shall have the meaning set forth in Section 3.4(f)(i)(3).
     “Non-Compete Period” shall have the meaning set forth in section 7.10(a).

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     “Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” shall mean any award, decision, injunction, judgment, order, warrant, ruling, consent or other decree, subpoena or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.
     “Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.
     “Organizational Documents” shall mean: (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.
     “Other Benefit Obligations” shall mean all obligations, arrangements or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include employment agreements, consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, equity based compensation plans, bonus plans and fringe benefits within the meaning of IRC § 132.
     “Other Real Property Assets” means the real property described in Exhibit L and any improvements and appurtenances thereto, other than the Texarkana Truck Stop, to be distributed pursuant to Section 4.3(d).
     “Other Real Property Asset Distribution” shall have the meaning set forth in Section 4.3(d).
     “Parent” shall have the meaning set forth in the preamble of this Agreement.
     “Parent Balance Sheets” shall have the meaning set forth in Section 6.5.
     “Parent Indemnified Parties” shall have the meaning set forth in Section 10.2(b).
     “Parent Preferred Interests” shall have the meaning set forth in the preamble of this Agreement.
     “Parent Closing Documents” shall have the meaning set forth in Section 6.2(a).
     “Parent Operating Agreement” shall mean the Operating Agreement of the Parent in substantially the form attached as Exhibit E.
     “Partial-Month Net Income” shall have the meaning set forth in Section 2.7(b).
     “Partial Month Net Loss” shall have the meaning set forth in Section 2.7(b).

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     “Pension Plan” shall have the meaning set forth in ERISA § 3(2)(A).
     “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
     “Plan” shall have the meaning set forth in ERISA § 3(3).
     “Plan Sponsor” shall have the meaning set forth in ERISA § 3(16)(B).
     “Plans and Other Benefit Obligations of the Acquired Companies” shall have the meaning set forth in Section 5.13(a)(i).
     “Post-Closing Partial Period” shall have the meaning set forth in Section 10.3(c).
     “Pre-Closing Partial Period” shall have the meaning set forth in Section 10.3(a).
     “Principal Shareholder” shall have the meaning set forth in the preamble of this Agreement.
     “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator, provided that notice thereof has been given to the Company or the Principal Shareholder.
     “Promissory Notes” shall have the meaning set forth in Section 2.5(a).
     “Proposed Acquisition Transaction” shall have the meaning set forth in Section 7.6.
     “Proprietary Rights Agreement” shall have the meaning set forth in Section 5.20.
     “Qualified Plan” shall mean any Plan that meets or purports to meet the requirements of IRC § 401(a).
     “RCRA” shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., as amended.
     “Related Person” shall mean:
          (a) With respect to a particular individual
          (i) each other member of such individual’s Family;
          (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
          (b) With respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.
     “Release” shall mean and include any spilling, leaking, pumping, pouring, injecting, seeping, emitting, discharging, depositing, escaping, leaching, migrating, dumping or other releasing into the Environment, whether intentional or unintentional, and as otherwise defined in any Environmental Law.

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     “Released Consideration” shall have the meaning set forth in Section 3.4(d).
     “Representative” shall mean any managing member, general partner, officer, director, principal, attorney, agent, employee, consultant, advisor or other representative, including legal counsel, accountants and financial advisors with authority to act in such capacity.
     “Retained Consideration” shall have the meaning set forth in Section 3.4(e).
     “Sayre Truck Stop” means real estate, fixtures and equipment comprising the truck stop located at I-40 and Cemetery Road, Sayre, Oklahoma.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any successor law.
     “Security Agreement” shall have the meaning set forth in Section 4.3(g).
     “September Open Call Positions” means the open call positions for heating oil for the periods September 2003 through September 2004 listed in item 6 of Schedule 5.12.
     “Shareholders” or “Shareholder” shall mean the Principal Shareholder and the Minority Shareholders, collectively or individually, respectively.
     “Shareholder Indemnified Parties” shall have the meaning set forth in Section 10.2(a).
     “Shareholders’ Accountants” shall have the meaning set forth in Section 3.1(a).
     “Shareholders’ Closing Documents” shall have the meaning set forth in Section 5.2(a).
     “Shareholders’ Equity Deficiency” shall have the meaning set forth in Section 3.2(d).
     “Shareholder Release” shall have the meaning set forth in Section 4.3(d).
     “Shareholders’ Representative” shall have the meaning set forth in Section 3.1(a).
     “Simons Management Agreement” shall have the meaning set forth in Section 4.3(b).
     “Simons Petroleum, Inc.” shall have the meaning set forth in the preamble of this Agreement.
     “Special Shareholders Meeting” shall have the meaning set forth in Section 2.4(a).
     “SPI Bonus Plan” shall have the meaning set forth in Section 4.4.
     “SPI Holdback” shall have the meaning set forth in Section 3.4.
     “Straddle Period” shall have the meaning set forth in Section 10.4(c).
     “Stock Certificate” shall have the meaning set forth in Section 2.5(c).
     “Subsidiary” shall mean, with respect to any Person (for the purposes of this definition, the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other

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than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     “TA” shall mean TA Operating Corporation, a Delaware corporation.
     “TA Shareholders Agreement” shall mean that certain Shareholders Agreement dated as of January 6, 2000 among the Company, TA and the shareholders of the Company.
     “Tax” or “Taxes” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other governmental charge, including without limitation income, estimated income, gross receipts, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, escheat or withholding taxes, and any premium, together with any interest, penalties and additions in connection with the foregoing.
     “Tax Return” shall mean any return (including any information return), declaration, report, estimate, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.
     “TBCA” shall have the meaning set forth in Section 2.1.
     “Texarkana Tax Benefit” shall have the meaning set forth in Section 10.3(j).
     “Texarkana Truck Stop” means the real property, and improvements and appurtenances thereto, described in Exhibit L as the Texarkana Truck Stop.
     “Texarkana Truck Stop Distribution” means the distribution of the net proceeds from the sale of the Texarkana Truck Stop pursuant to Section 3.5 and the distribution of the resulting tax benefit pursuant to Section 10.3(j).
     “Threatened” shall describe any claim, Proceeding, dispute, action or other matter if a potential claimant has manifested (orally or in writing) to the Company or any Key Employee an awareness of and intention to assert such claim, Proceeding, dispute, action or other matter.
     “Title IV Plans” shall mean all Pension Plans that are subject to regulation under Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multiemployer Plans.
     “Trade Secrets” shall have the meaning set forth in Section 5.21(a)(iv).
     “Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Promissory Notes, the Simons Management Agreement, the Shareholders’ Releases, Parent Preferred Interests and all instruments executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.
     “Transactions” shall mean the Merger and the other transactions contemplated by the Transaction Documents.

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     “VEBA” shall mean a voluntary employees’ beneficiary association which is exempt or purported to be exempt from federal taxation under IRC § 501(c)(9).

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